EXHIBIT 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

by and among

GTCR Merlin Holdings, LLC

Benjamin L. Homel,

Emmis Operating Company,

Emmis Radio, LLC

Emmis Radio License, LLC

Emmis Radio Holding Corporation,

and

Emmis Radio Holding II Corporation

Dated as of June 20, 2011

NOTE TO EMMIS COMMUNICATIONS CORPORATION INVESTORS:  This Purchase Agreement has been provided solely to inform Emmis Communications Corporation investors of its terms.  The Purchase Agreement contains a number of representations and warranties which the Parties have made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the Parties have exchanged in connection with signing the Purchase Agreement. These disclosure schedules contain information that has been included in general prior public disclosures of Emmis Communications Corporation, as well as additional non-public information. While we do not believe that non-public information relating to Emmis Communications Corporation is required to be publicly disclosed under the applicable securities laws, that information does modify, qualify and create exceptions to the representations and warranties set forth in the Purchase Agreement. In addition, these representations and warranties were made as of the date of the Purchase Agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures. Moreover, representations and warranties are frequently utilized in Purchase Agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. Accordingly, ONLY THE PARTIES TO THIS AGREEMENT SHOULD RELY ON THE REPRESENTATIONS AND WARRANTIES AS CURRENT CHARACTERIZATIONS OF FACTUAL INFORMATION ABOUT THE PARTIES.

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF UNITS		1
1.1	Purchase and Sale of Units	1
1.2	Purchase Price	2
1.3	Adjustment	2

ARTICLE 2 CLOSING		2

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS		2
3.1	Organization	3
3.2	Authorization and Binding Obligation; Shareholder Consent	3
3.3	Absence of Conflicting Agreements; Consents	3
3.4	Litigation	4
3.5	FCC Licenses and Compliance; Permits	4
3.6	Real Property	6
3.7	Contracts	7
3.8	Compliance with Laws	9
3.9	Taxes	9
3.10	Environmental Matters	10
3.11	Broker’s Fees	10
3.12	Insurance	10
3.13	Title to and Condition of Assets	11
3.14	Financial Statements	11
3.15	Absence of Certain Changes	11
3.16	Absence of Undisclosed Liabilities	11
3.17	Employment Matters	11
3.18	Intellectual Property	13
3.19	Reports	15
3.20	Solvency	15
3.21	Emmis’s Post-Closing Assets and Continuing Operations	15
3.22	Related Party Transactions	15
3.23	Units and Related Matters	15
3.24	Company Treated as Partnership	16
3.25	Contributors’ FCC Qualifications	16
3.26	Company’s Conduct of Business; Liabilities	16

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS		16
4.1	Organizational and Standing	16
4.2	Authorization and Binding Obligation	17
4.3	Absence of Conflicting Agreements or Required Consents	17
4.4	Financial Ability	17
4.5	Securities Representations	18
4.6	Litigation	18

i

4.7	Broker’s Fees	18
4.8	Qualifications as FCC Licensee	18

ARTICLE 5 COVENANTS OF THE CONTRIBUTORS		19
5.1	Conduct of Business	19
5.2	Inspection	21
5.3	No Solicitation	21
5.4	Notifications	21
5.5	Cooperation with Lien Release	22
5.6	Transfer of Social Media Accounts	22
5.7	Leased Real Property	22
5.8	Hudson Lease Roof Access	22
5.9	Further Assurances	22
5.10	Contribution Agreement	22

ARTICLE 6 JOINT COVENANTS		23
6.1	Support of Transaction.	23
6.2	Related Documents	23
6.3	FCC Application.	23
6.4	HSR Act Filings	24
6.5	Tax Matters	25
6.6	Senior Secured Note	25
6.7	LMA Newco	25
6.8	Book Value	26

ARTICLE 7 CONDITIONS TO OBLIGATIONS
7.1	Conditions to Obligations of the Contributors and the Investors	26
7.2	Conditions to Obligations of the Contributors	27
7.3	Conditions to Obligations of the Investors	27

ARTICLE 8 INDEMNIFICATION		30
8.1	Survival	30
8.2	Indemnification by the Contributors	30
8.3	Indemnification by the Investors	31
8.4	Indemnification Procedures	31
8.5	Limitations on Indemnification	32
8.6	Adjustment to Purchase Price	34
8.7	No Contribution by the Investors or the Company	34
8.8	Indemnification Sole and Exclusive Remedy	35
8.9	Limitations on Representations, Warranties, Covenants and Agreements	35

ARTICLE 9 TERMINATION/EFFECTIVENESS		35
9.1	Termination	35

9.2	Effect of Termination	36
9.3	Damages	37

ARTICLE 10 MISCELLANEOUS		37
10.1	Waiver	37
10.2	Notices	37
10.3	Assignment	38
10.4	Rights of Third Parties	39
10.5	Expenses	39
10.6	Governing Law	39
10.7	Captions; Counterparts	39
10.8	Schedules, Exhibits and Annexes	39
10.9	Entire Agreement	40
10.10	Amendments	40
10.11	Publicity	40
10.12	Severability	40
10.13	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	40
10.14	Remedies	41
10.15	Execution in Counterparts	42
10.16	Time is of the Essence	42
10.17	Confidential Nature of Information	42
10.18	Non-Recourse	42

ARTICLE 11 DEFINITIONS		43
11.1	Defined Terms	43
11.2	Construction	52

EXHIBITS, SCHEDULE AND ANNEX

Exhibit A	Company LLC Agreement
Exhibit B	Professional Services Agreement
Exhibit C	Transition Services Agreement
Exhibit D	ECC Guarantee
Exhibit E	Senior Secured Note
Exhibit 7.3(vii)	Form of Merchandise Mart Assignment of Lease
Exhibit 7.3(viii)	Form of WKQX Assignment of Lease
Exhibit 7.3(ix)	Form of WLUP Assignment of Lease
Exhibit 7.3(x)	Hudson Sublease Terms
Exhibit 7.3(xi)	Form of Empire State Lease 2 Assignment of Lease

Annex A	Units to be Purchased at Closing

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of June 20, 2011 (this “Agreement”), is entered into by and among GTCR Merlin Holdings, LLC, a Delaware limited liability company (“GTCR Investor”), Benjamin L. Homel, an individual (“Mr. Homel” and together with the GTCR Investor, the “Investors”), Emmis Operating Company, an Indiana corporation (“Emmis”), Emmis Radio, LLC, an Indiana limited liability company and a wholly owned subsidiary of Emmis (“Emmis Asset Holder”), Emmis Radio License, LLC, an Indiana limited liability company and a wholly owned subsidiary of Emmis (“Emmis License Holder”), Emmis Radio Holding Corporation, an Indiana corporation and wholly owned subsidiary of Emmis Asset Holder (“Emmis Radio 1”), Emmis Radio Holding II Corporation, an Indiana corporation and wholly owned subsidiary of Emmis Asset Holder (“Emmis Radio 2” and, together with Emmis Radio 1, the “Original Merlin Members” and, together with Emmis Radio 1, Emmis License Holder, Emmis Asset Holder and Emmis, the “Contributors”).  Reference herein to the “Parties” shall refer to the Investors and the Contributors, and reference herein to a “Party” shall refer to any of the Parties, individually.  Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in Article 11 of this Agreement.

RECITALS

WHEREAS, the Original Merlin Members own, and after giving effect to the transactions contemplated by the Contribution Agreement, the Contributors other than Emmis License Holder (such Contributors, the “Sellers”) will own, all of the outstanding equity interests of Merlin Media, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, as of the Closing Date, the Company will own the following radio stations (each, a “Station”, and collectively, the “Stations”): (i) WKQX-FM, 101.1 MHz, Channel 266, Chicago, IL (FIN 19525), (ii) WRXP-FM, 101.9 MHz, Channel 270, New York, NY (FIN 67846) and (iii) WLUP-FM, 97.9 MHz, Channel 250, Chicago, IL (FIN 73233), including the licenses and authorizations issued by the Federal Communications Commission (the “FCC”) for the operation of the Stations and the associated call letters for the Specified Stations; and

WHEREAS, the GTCR Investor desire to acquire from the Contributors, and the Contributors desire to sell to the GTCR Investor, certain Class A Units (as defined below) and Class C Units (as defined below) on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF UNITS

1.1            Purchase and Sale of Units.  Subject to the terms and conditions of this Agreement including Section 1.3, at the Closing each Seller will sell, assign, transfer and convey, free and clear of all Liens, that number of Class A Units and Class C Units, as applicable, so that following such sale, the GTCR Investor will hold that number of Class A Units and Class C Units set forth opposite such Investor’s name on Annex A to the Contribution Agreement on the table that corresponds to the “Funding Level” selected by the Contributors in the Election Notice (such Class A Units and Class C Units, the “Acquired Units”).

1.2            Purchase Price.  Subject to the terms and conditions of this Agreement, including Section 1.3, at the Closing, the GTCR Investor will deliver to the applicable Seller in cash, by wire transfer of immediately available funds to one or more bank accounts pursuant to wire instructions delivered to the GTCR Investor at least five (5) days prior to the Closing, the applicable portion of the amount set forth on Annex A that corresponds to the “Funding Level” selected by the Contributors in the Election Notice (the “Purchase Price”) to the applicable Seller or Sellers identified therein.

1.3            Adjustment.

(a)   In the Election Notice, the Sellers may elect to provide their respective portions of $10,000,000 of Capital Contributions to the Company, as determined and to be contributed as set forth in Section 3.3(c) of the LLC Agreement.

(b)   Following delivery of the Election Notice, the Sellers shall cause the Company to authorize a number of Class A Units, Class B Units and Class C Units equal to the total of each such class of Units set forth in the applicable table on Annex A to the Contribution Agreement that corresponds to the “Funding Level” selected by the Contributors in the Election Notice.

(c)  In the event the Sellers elect to make the Capital Contribution described in Section 1.3(a), Units shall be issued and/or adjusted and capital contributed or returned as set forth in Section 3.3(c) of the LLC Agreement.

ARTICLE 2
CLOSING

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 555 11th St., NW, Washington, D.C. 20004, at 10:00 a.m., local time, on the date which is two (2) Business Days after the date on which all conditions set forth in Article 7 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as the Parties may mutually agree (the “Closing Date”).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE CONTRIBUTORS

Except as set forth in the Contributors’ Disclosure Letter, which is being delivered to the Investors concurrently herewith (the “Contributors’ Disclosure Letter”) (it being understood that any disclosure set forth in any schedule or section of the Contributors’ Disclosure Letter that corresponds to any section or subsection of the Agreement shall be deemed to qualify or provide exception to any other section or subsection of the Agreement so long as the relevance of such qualification or exception to such other section or subsection of the Agreement is reasonably apparent on the face of the disclosure), the Contributors, jointly and severally except as otherwise specifically set forth below, hereby represent and warrant to the Investors as follows:

3.1            Organization.  Each of the Contributors and the Company has been duly formed or incorporated and is validly existing as a corporation or a limited liability company, as applicable, in good standing under the Laws of the jurisdiction of its organization.  The copies of the Organizational Documents of the Contributors and the Company previously made available by the Contributors to the Investors are true, correct and complete.  Each of the Contributors and the Company has the requisite corporate or limited liability company, as applicable, power and authority to own or lease all of its properties and assets and to carry on its business with respect to the Stations as it is now being conducted and is duly licensed or qualified and in good standing as a foreign corporation or limited liability company in each jurisdiction in which the ownership of its property or the character of its activities with respect to or in connection with the Stations require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.  No other jurisdiction has demanded, requested or otherwise indicated that any Contributor or the Company is required so to qualify on account of the ownership, leasing or operation of its assets and properties with respect to or in connection with the Stations, or the conduct of the business of any of the Stations, except where the failure to qualify would not have a Material Adverse Effect.

3.2            Authorization and Binding Obligation; Shareholder Consent.

(a)   The Contributors have all requisite corporate or limited liability company, as applicable, power and authority to execute, deliver and perform this Agreement, and, subject to the approvals described in Section 3.3, each of the Contributors will have as of the Closing all requisite corporate or other organizational power and authority to execute, deliver and perform the Related Documents to which it is a party.  This Agreement has been duly and validly authorized, executed and delivered by the Contributors and constitutes, and each Related Document when executed and delivered by any Contributor or Contributors, as the case may be, shall be duly and validly authorized and shall constitute, a valid and legally binding obligation of the respective Contributor or Contributors, as the case may be (assuming that this Agreement and such Related Documents constitute valid and legally binding obligations of the Company and the Investors, as applicable, and each of their permitted assignees), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

(b)   The consent of the shareholders of ECC is not required in connection with the transactions contemplated by this Agreement or the Related Documents.

3.3            Absence of Conflicting Agreements; Consents

(a)   Except with respect to (x) required filings or other actions under the HSR Act, if any, and the expiration of any applicable waiting or review periods thereunder and (y) the FCC

Consents contemplated by Section 6.3, the execution and delivery by each Contributor of this Agreement, and by the Contributors and the Company of the Related Documents to which they are a party, and the consummation by the Contributors and the Company, as applicable, of the transactions contemplated hereby and thereby, do not: (i) violate, contravene or conflict with or result in a breach of, any Law to which the Contributors, the Company, the Stations or the Assets is subject; (ii) violate, contravene or conflict with, or result in a breach of, any provision of the Organizational Documents of the Contributors or the Company; (iii) violate, result in a breach of the terms, conditions or provisions of, constitute a default, an event of default or an event (with or without notice or lapse of time, or both) creating rights of first refusal, acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon any material obligation of the Contributors or the Company under any Contracts; or (iv) result in the creation or imposition of any Lien, other than any Permitted Liens, upon any of the Assets.

(b)   Assuming the truth and completeness of the representations and warranties of the Investors contained in this Agreement, no consent, approval or authorization of, or designation, declaration, notice or filing with, any Governmental Authority is required on the part of the Contributors with respect to the Contributors’ execution or delivery of this Agreement and the execution and delivery by the Contributors or the Company of any Related Documents to which they are party or the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of the HSR Act and (ii) the applicable requirements of the Communications Act and all FCC rules and policies.

3.4            Litigation

(a)   There is no Action pending or, to the Knowledge of the Contributors, threatened, and to the Knowledge of each such Contributor there is no basis for any such Action, against the Contributors or the Company and affecting the Stations or the Assets (i) with an amount in controversy reasonably expected to exceed $50,000 or (ii) that seeks to enjoin the transactions contemplated by this Agreement or any Related Document.  Except as set forth in the Contributors’ Disclosure Letter, none of the Contributors or the Company is subject to any Order with respect to the Stations.

(b)   There are no material Actions pending relating to the Stations or the Assets, in which any of the Contributors or the Company is the plaintiff or claimant.

3.5            FCC Licenses and Compliance; Permits.

(a)   Section 3.5 of the Contributors’ Disclosure Letter contains a true and complete list of the FCC Licenses used or held for use in connection with the operation of the Stations as currently operated, as of the date hereof.  The Emmis License Holder is, and after giving effect to the consummation of the transactions contemplated by the Contribution Agreement, the Company will be, the authorized legal holder of the FCC Licenses and the FCC Licenses are in full force and effect.  The FCC Licenses are not subject to any conditions other than those typical to radio broadcast licenses, or as set forth in the Contributors’ Disclosure Letter.  The Stations and the facilities of the Stations are being and have been operated during the Contributors’, and after giving effect to the consummation of the transactions contemplated by the Contribution Agreement, during the Company’s, operation of the Stations in material compliance with the FCC Licenses, the Communications Act and all FCC rules and policies.  There is no fact, circumstance or condition regarding the Company or the Contributors that would reasonably be expected to result in a material violation of the provisions of the Communications Act or any FCC rules or policies with respect to the FCC Licenses, including those regarding multiple or cross ownership, character qualifications or restrictions on alien ownership.  The FCC Licenses are all of the FCC licenses, permits and authorizations required for the operation of the Stations as presently operated.  The most recent renewals of the FCC Licenses were granted in the ordinary course without conditions, other than those standard to such renewals.  To the Contributors’ Knowledge, there is no fact, circumstance or condition that could reasonably be expected to result in a refusal by the FCC to renew any FCC License for a full term without conditions (other than those standard to such renewals).  When assigned to the Company pursuant to the Contribution Agreement, the FCC Licenses and, with respect to the Specified Stations, call letters will be so assigned free and clear of all Liens.

(b)   Except for proceedings affecting the radio broadcasting industry generally, (i) there are no applications, notices of violations, notice of apparent liabilities, forfeitures, pending license terminations, or, to the Knowledge of the Contributors, petitions, complaints, investigations, proceedings or Actions pending or threatened from or before the FCC relating to the Stations or the FCC Licenses and (ii) none of the Contributors or the Company has filed with the FCC any applications or petitions relating to the Stations or the FCC Licenses which are pending before the FCC.

(c)   The Assets are in material compliance with all rules and regulations of the Federal Aviation Administration (the “FAA”) applicable to the Stations.  Each antenna structure used in connection with the operation of the Stations, including any auxiliary antennas or facilities, that is required to be registered with the FCC has been registered with the FCC.  Section 3.5 of the Contributors’ Disclosure Letter contains a list of the antenna registration numbers for each tower owned or leased by the Contributors with respect to the Stations that requires registration under the rules and regulations of the FCC and the name of the Contributor that owns or leases such antennae, as of the date hereof.  All reports and other filings required by the FCC with respect to the Stations have been properly and timely filed and were complete and accurate in all material respects, all other material reporting requirements of the FCC have been complied with and, where required, FAA “no hazard” determinations for each antenna structure have been obtained.

(d)   To the Knowledge of the Contributors, the operation of the Stations does not expose workers or others to levels of radio frequency radiation in excess of the “Radio Frequency Protection Guides” recommended in “American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 3 kHz to 300 GHz” (ANSI/IEEE C95.1 - 1992), issued by the American National Standards Institute, and renewal of the FCC Licenses would not constitute a “major action” within the meaning of Section 1.1301 et seq., of the FCC’s rules.

(e)   The Contributors have, and after giving effect to the consummation of the transactions contemplated by the Contribution Agreement, the Company will have, obtained all

Permits required under applicable Laws to permit the applicable Contributor or the Company to own, operate, use and maintain the Assets and to conduct the business of the Stations in the manner conducted by the Contributors.  All Permits are valid and in full force and effect.

(f)   (i) The Contributors have, and after giving effect to the consummation of the transactions contemplated by the Contribution Agreement, the Company will have, fulfilled and performed their or its, as applicable, respective material obligations under each of the Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which would adversely affect the rights of any of the Contributors or the Company under any such Permit; (ii) no written notice of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by any of the Contributors or the Company; and (iii)  each of the Permits will continue in full force and effect after the consummation of the transactions contemplated hereby, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Authority.

(g)   After giving effect to the consummation of the transactions contemplated by the Contribution Agreement, the Company will hold, all rights necessary to use the call letters associated with the Specified Stations.  The Emmis License Holder does not (i) employ any employees, (ii) conduct any business other than licensing the FCC licenses and call letters, (iii) own or hold any substantial assets (including the ownership of stock or any other interest in any Person) other than FCC Licenses and call letters, (iv) have any investments in any other Person or (v) have or owe any Liabilities to any Person that would result in any claim, Lien or any other encumbrance on the FCC Licenses or, with respect to the Specified Stations, associated call letters.

3.6            Real Property.

(a)   List of Leases.  The real property lease agreements, including tower leases and antenna leases and licenses, set forth in Section 3.6(a) of the Contributors’ Disclosure Letter are the only real property leases to which the Emmis Asset Holder or any of its Affiliates is, and after giving effect to the consummation of the transactions contemplated by the Contribution Agreement, the Company will be, a party and that relate to the business of the Stations (the “Real Estate Leases”).  The Emmis Asset Holder has furnished to the Investors true and complete copies of the Real Estate Leases, along with all modifications and amendments thereto.  There are no material oral agreements between the Emmis Asset Holder or the Company and any landlord or lessor under any of the Real Estate Leases.

(b)   Leased Real Property.  With respect to the real property and improvements subject to the Real Estate Leases: (i) the Emmis Asset Holder or any of its Affiliates is, and after giving effect to the consummation of the transactions contemplated by the Contribution Agreement, the Company will be, the owner and holder of the entire interest in the leasehold estate purported to be granted by the Real Estate Leases except as disclosed in the Contributors’ Disclosure Letter; (ii) the Real Estate Leases are in full force and effect and constitute legal, valid and binding obligations of the Emmis Asset Holder or any of its Affiliates, and after giving effect to the consummation of the transactions contemplated by the Contribution Agreement, the Company, and, to the Knowledge of the Contributors, the respective landlords, enforceable in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity); and (iii) there are no material defaults currently existing and, to the Knowledge of the Contributors, no notices of material default have been given or received by the Emmis Asset Holder or the Company, and no events have occurred that, with the lapse of time, notice or otherwise, would constitute a material default under any of the Real Estate Leases.

(c)   All improvements (including buildings and other structures) on the Leased Real Property conform to applicable Laws and the Leased Real Property are zoned for the Contributors’ or the Company’s use of the Leased Real Property and are suitable and adequate for continued use in the manner in which they are presently used.

(d)   There are no pending, or to the Knowledge of the Contributors, threatened condemnation or eminent domain proceedings relating to or affecting any portion of the Leased Real Property or other matters materially and adversely affecting the current use or occupancy thereof.

(e)   None of the Contributors or the Company owns any real property used in the business of the Stations.

3.7            Contracts.

(a)   Section 3.7(a) of the Contributors’ Disclosure Letter contains a true and complete listing of all Contracts contained in the Assets and all Shared Contracts to the extent described in clauses (i) through (xiii) below, to which, as of the date of this Agreement, any Contributor or the Company is, or after giving effect to the consummation of the transactions contemplated by the Contribution Agreement, the Company will be, a party with respect to the Stations (collectively, the “Material Contracts”). Notwithstanding the foregoing, any agreement with respect to Indebtedness of the Contributors of more than $10 million or with respect to which any Lender has a security interest in any of the Assets shall be a Material Contract for purposes of Section 3.7(b), including that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 2, 2006, as amended, by and among Emmis, Emmis Communications Corporation, an Indiana corporation, and the lenders party thereto.  The Contributors have made available to the Investors a correct and complete copy of each Material Contract.

(i)   Each Contract (other than purchase orders with suppliers or customers entered into in the Ordinary Course of Business of the Stations) with respect to any Station that any Contributor reasonably anticipates will involve aggregate payments or consideration furnished by or to the Contributors or the Company of more than $50,000 in one year or $100,000 in the aggregate;

(ii)   Each Contract for the acquisition of or disposition of any material assets used in the operation of the Stations (other than in the Ordinary Course of Business of the Stations), other than Contracts in which the applicable acquisition or disposition has been consummated and there are no ongoing material obligations or active indemnities given by the Contributors, or active transition services type agreements related thereto, that would adversely affect the operation of the Stations by the Company;

(iii)   Each lease or rental agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of or any leasehold or other interest in any personal property used in the operation of the Stations and that any Contributor reasonably anticipates will involve aggregate payments or consideration of more than $50,000 in one year or $100,000 in the aggregate;

(iv)   Each joint venture Contract, partnership agreement or limited liability company agreement used in the operation of the Stations;

(v)   Any Contract restricting or otherwise affecting in any respect the ability of the Contributors, the Company or the Stations to compete in any line of business, industry or geographical area in any jurisdiction, in each case that would affect the operation of the Stations;

(vi)   Any Contract under which any Contributor or the Company is lessor of or permits any third party to hold or operate any material real property used in the operation of the Stations that cannot be terminated on not more than 60 days’ notice without payment of any material penalty by such Contributor or the Company, as applicable;

(vii)   Any Contract relating to the use of Station Intellectual Property that is licensed to or used by the Contributors or the Company in connection with the operation of the Stations;

(viii)   Any Contract disclosed in Section 3.11 of the Contributors’ Disclosure Letter;

(ix)   Any material Contract between any Contributor or the Company on the one hand, and any employee, officer, director, stockholder or member, as applicable, of such Contributor or the Company, any of its Subsidiaries or Affiliates of such Persons, on the other hand (other than in their capacity as an employee, officer, director or stockholder) in connection with the operation of, or with respect to assets of or property used by, the Stations;

(x)   Any Contract relating to joint sales, time brokerage, local management and similar agreements or arrangements used in the operation of the Stations;

(xi)   Any collective bargaining agreement affecting any of the Stations;

(xii)   Any “network-type” Contracts used in the operation of the Stations, including programming, sales or other special or ad hoc network agreements, arrangements or understandings; and

(xiii)   Any other individual Contract used in the operation of the operation of the Stations, not otherwise covered by clauses (i) through (xii), the loss of which would have a Material Adverse Effect.

(b)   (i) No Contributor, nor the Company, is party to any such Material Contract, and, to the Knowledge of the Contributors, no other party thereto is in breach of or default under any Material Contract, (ii) as of the date of this Agreement, none of the Contributors or the Company has received any written claim or notice of breach of or default under any Material Contract and (iii) to the Knowledge of the Contributors, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract (in each case, with or without notice or lapse of time or both).  Each Material Contract is valid and binding on the relevant Contributor or the Company and, to the Knowledge of the Contributors, each other party thereto, and each Material Contract is in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.8            Compliance with Laws.  Each of the Contributors and the Company has complied in all material respects with, and is not in material violation of, any Laws or Orders with respect to the Stations or the ownership or operation thereof, or the ownership of the Assets.  None of the Contributors or the Company has received any notice asserting any noncompliance with any Law or Order relating to the Assets or in connection with the operation of the Stations.  There is no pending, threatened in writing, or, to the Knowledge of the Contributors, otherwise threatened investigation, audit, review or other examination by a Governmental Authority of any Contributor or the Company with respect to any of the Stations or the Assets, and none of the Contributors or the Company is subject to any Order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by the FCC or any other Governmental Authority with respect to the Stations.  No representation is made in this Section 3.8 with respect to the matters described in Sections 3.5, 3.9, 3.10 and 3.17.

3.9            Taxes.

(a)   Each of the Contributors and the Company has timely filed, or caused to be timely filed, all income and other material Tax Returns that were required to be filed with respect to the Assets and the Stations.  All such Tax Returns are true, correct and complete in all material respects.  All Taxes with respect to the Assets and the Stations owed by each Contributor or the Company or for which such Contributor or the Company could be liable (whether or not shown on any Tax Return) have been timely paid.  There is no Lien on any of the Assets for Taxes (other than for current Taxes not yet due and payable).

(b)   There is no ongoing or, to the Knowledge of the Contributors, threatened audit, investigation, dispute, notice of deficiency, claim or other Action for or relating to any Liability for Taxes of any Contributor or the Company that could create liability for the Stations, the Investors or the Company.  With respect to the Assets and the Stations, no written claim has ever been made to the Contributors or any of their Affiliates by a Governmental Authority in a jurisdiction where any Contributor or the Company or any of their Affiliates has not filed a Tax Return stating that such Contributor or the Company or any of their Affiliates is or may be subject to taxation by that jurisdiction for Taxes that would be covered by or the subject of such Tax Return, which claim has not been fully paid.

(c)   No Asset (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

3.10            Environmental Matters.  (a) Each of the Contributors and the Company are, with respect to the Leased Real Property, in compliance with, and have no liability under, applicable Laws pertaining or relating to human health, safety and the environment (“Environmental Laws”); (b) none of the Contributors or the Company has received any notice from any Person alleging, with respect to any Leased Real Property, that there has ever been a violation of, or liability pursuant to, any Environmental Laws, including with respect to the presence, use, disposal or release of any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance, as defined by 42 U.S.C. Section 9601(33), or any toxic substance, oil or other petroleum-based material or hazardous material, asbestos containing material or other hazardous chemical or hazardous substance regulated by or classified as such under any Environmental Laws (collectively, “Hazardous Substances”); and (c) no Hazardous Substances have been spilled, released, disposed of, used or stored at the Leased Real Property in material violation of Environmental Laws, or which in each case reasonably could be expected to result in a material liability under Environmental Laws.

3.11            Broker’s Fees.  None of the Contributors or the Company, nor any Person acting on the Contributors’ or the Company’s behalf, has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no person or entity is entitled to any such payment from any of the Contributors or the Company in connection with the transactions contemplated by this Agreement.

3.12            Insurance.  Section 3.12 of the Contributors’ Disclosure Letter contains a list and summary description of all material policies of insurance as of the date hereof, including property, fire and casualty, product liability, workers’ compensation and directors and officers insurance held by, or for the benefit of, the Contributors with respect (in whole or part) to the Stations, which summary description includes policy type (e.g., whether such policy is occurrence-based), policy numbers, applicable deductible levels or self-insured retentions, policy periods and available limits of coverage.  To the Knowledge of the Contributors all of such insurance policies are in full force and effect and are valid and enforceable, and none of the Contributors is in default in any material respect with respect to its obligations under any of such insurance policies.  All material premiums due and payable under all such insurance policies have been duly paid or accrued on the financial statements of Emmis Communications Corporation.  Since the date that is two years prior to the date of this Agreement, none of the Contributors has received any written notice of cancellation or termination with respect to any such insurance policy related to the Stations, other than in connection with normal renewals of such policies.  No claim that involves an amount in excess of $50,000 with respect to the

Stations has been reported to the applicable insurance provider that is pending as of the date of this Agreement under any such insurance policy.

3.13            Title to and Condition of Assets.

(a)   The Contributors and the Company, together, own and possess valid and subsisting leasehold interests in all leasehold estates comprising the Leased Real Property; and good and marketable title to all other Assets, free and clear of all Liens, other than Permitted Liens.  All tangible Assets are in each such Contributor’s or the Company’s possession or under the control of such Contributor or the Company, as applicable.

(b)   All material equipment used in the day-to-day operations of the Stations that is included in the Assets is in operating condition and repair sufficient to permit the operations of the Stations in compliance with the FCC Licenses and the applicable rules and regulations of the FCC and, to the Contributors’ Knowledge, in conformity with all Laws.

3.14            Financial Statements.  Set forth hereto in Section 3.14 of the Contributors’ Disclosure Letter are true, correct and complete copies of the unaudited balance sheet (the “Balance Sheet”) of each Station as of May 31, 2011 (the “Balance Sheet Date”) and the related statement of operations for the three month period then ended.  Such balance sheets and statements of operations (i) have been prepared from and are in accordance in all material respects with the books and records regularly maintained by the Contributors, and (ii) have been prepared in accordance with GAAP consistently applied and present fairly and accurately, in all material respects, the financial position and results of operations of each Station and the Business conducted at each Station as of their respective dates and for the respective periods covered thereby, with the exceptions that (A) statements of cash flows are not included, (B) federal income tax, expense or benefit are not shown,  (C) interest income and expense are not shown, (D) such statements do not contain the disclosures required by GAAP in notes accompanying financial statements, and (E) such other exceptions listed on Section 3.14 of the Contributors’ Disclosure Letter.

3.15            Absence of Certain Changes.

(a)   Since February 28, 2011, there has been no Material Adverse Effect.

(b)   Except as contemplated by the Local Marketing Agreement, since February 28, 2011, (i) through the date of this Agreement the Contributors have conducted the business of the Stations in the Ordinary Course of Business, and (ii) none of the Contributors or the Company has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

3.16            Absence of Undisclosed Liabilities.  The Company has no Liabilities other than the obligation to assume the Assumed Liabilities in accordance with, and other Liabilities incurred pursuant to, the Contribution Agreement and the other Related Documents.

3.17            Employment Matters.

(a)   Section 3.17(a) of the Contributors’ Disclosure Letter contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, consulting, sales, severance, change in control, retention, termination or similar contract, agreement, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance, change in control, retention or termination benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or any other type of benefits that is sponsored, maintained, administered or contributed to by the Emmis Asset Holder or any of its ERISA Affiliates or the Company, or that is required to be sponsored, maintained, administered or contributed to by the Emmis Asset Holder or any of its ERISA Affiliates or the Company, and that covers any current or former employee of the Emmis Asset Holder or the Company employed in connection with the Stations (“Station Employee”), or with respect to which the Emmis Asset Holder or the Company has any Liability with respect to the Stations, but excluding Multiemployer Plans (as defined below), in each case as of the date hereof (collectively, the “Contributors Plans”).  With respect to each Contributors Plan, the Contributors have furnished to the Investors a true and complete copy (with amendments) or a complete and accurate description of such Contributors Plan.

(b)   Section 3.17(b) of the Contributors’ Disclosure Letter sets forth a list of all currently effective collective bargaining agreements, memoranda of understanding or other labor agreements with any union or labor organization representing any Station Employee, in each case as of the date hereof.  There is not presently pending or existing and, since January 1, 2008, there has not been, and, to the Knowledge of the Emmis Asset Holder, there is not threatened, (i) any labor dispute, strike, slowdown, picketing or work stoppage, in each case with respect to any Station Employee, (ii) any effort to organize any Station Employees into a new or modified collective bargaining unit or (iii) any employee grievance or arbitration under any company policy, employment agreement or collective bargaining agreement, in each case with respect to any Station Employee.

(c)   There does not exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability of the Company, any of its Affiliates or the Investors after giving effect to the transactions contemplated by the Contribution Agreement.  “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 412(n) or 4971 of the Code and (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code, in the case of each of the foregoing clauses (i) through (iv), with respect to the Emmis Asset Holder, any of its ERISA Affiliates or the Company.  None of  the Emmis Asset Holder, any of its ERISA Affiliates or the Company contributes to or is required to contribute to, or has in the past six years contributed to or been required to contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan“).  With respect to each Multiemployer Plan, (A) there are no delinquent contributions owing by the Emmis Asset Holder or any of its ERISA Affiliates or the Company, (B) there is no withdrawal liability that has been incurred by the Emmis Asset Holder or any of its ERISA Affiliates or the

Company and remains unpaid, (C) none of the Emmis Asset Holder, any of its ERISA Affiliates or the Company has received any notice from such Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA and (D) none of the Emmis Asset Holder, any of its ERISA Affiliates or the Company has received any written notice that such Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA.

(d)   Except as would not reasonably be expected to result in any Liability to the Company, any of its Affiliates or the Investors from and after giving effect to the consummation of the transactions contemplated by the Contribution Agreement, (i) each of the Contributors Plans has been established, operated and administered in all material respects in compliance with its terms and applicable Law, including ERISA and the Code, and (ii) the Emmis Asset Holder and the Company have complied in all material respects with all applicable Laws relating to employment and employment practices.

(e)   Set forth in Section 3.17(c)(e) of the Contributors’ Disclosure Letter is a true and complete list setting forth each current employee of the Emmis Asset Holder with respect to the Stations to whom LMA Newco will be entitled to offer employment pursuant to Section 10 of the Local Marketing Agreement (each, a “Current Station Employee”) as of the date hereof, together with the name of the Station(s) for which such Current Station Employee works, the location in which such Current Station Employee is employed and such Current Station Employee’s base salary or wage rate, hire date, job title, exempt/non-exempt status under the Fair Labor Standards Act, vacation entitlement formula and amount of service credited for purposes of each Contributors Plan for which service is relevant, and indicating each Current Station Employee who is on a leave of absence, the reason for or nature of such absence and the anticipated date of return to active employment.  Such list shall also indicate each Current Station Employee who is a member of a union (each, a “Represented Employee”), and shall indicate the applicable union.  The Emmis Asset Holder shall update such list every thirty (30) days following the date hereof and in any event ten (10) days prior to the Closing.

(f)   Neither the execution and delivery of this Agreement or any Related Documents nor the consummation of the transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (i) result in any compensation or benefit becoming due to any Station Employee; (ii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit for any Station Employee under any Contributors Plan; or (iii) increase any benefits otherwise payable to any Station Employee under any Contributors Plan.

3.18            Intellectual Property.

(a)   The Contributors or the Company are the sole and exclusive owners of all right, title and interest in and to the Station Intellectual Property free and clear of any Liens.

(b)   No Actions with respect to the Station Intellectual Property owned by, licensed to or used by the Contributors or the Company in connection with the operation of the Specified Stations have been asserted against the Contributors or the Company or are, to each such

Contributor’s Knowledge, threatened by any Person (i) alleging that the business of the Specified Stations, or the actions of Contributors or the Company in connection with the operation of the Specified Stations, infringes, misappropriates or constitutes unauthorized use of (or has within the two (2) years prior to the date hereof, infringed, misappropriated or constituted unauthorized use of) any Intellectual Property of other Persons, (ii) against the use by any Contributor or the Company of any Station Intellectual Property used in the business of the Specified Stations as currently conducted or (iii) challenging the ownership by such Contributors or the Company, or the validity or effectiveness, of any of the Station Intellectual Property.  To each Contributor’s Knowledge, there is no unauthorized use, infringement or misappropriation of any Station Intellectual Property by any Person currently on-going or that has occurred since June 1, 2009.

(c)   Each of the Contributors and the Company, with respect to the operations of the Stations, is in compliance with all applicable laws, rules, regulations and contractual obligations governing the collection, interception, processing, storage, receipt, purchase, sale, transfer and use (“Collection and Use”) of personal, consumer or customer information, including name, address, telephone number, electronic mail address, social security number, bank account number or credit card numbers (collectively, “Customer Information”).  Collection and Use of such Customer Information is in accordance in all material respects with such Contributor’s or the Company’s privacy policies (or applicable terms of use) as published on its respective websites or any other privacy policies (or applicable terms of use) presented to consumers or customers (actual or potential) and to which such Contributor or the Company is bound or otherwise subject and any contractual obligations of such Contributor or the Company to its customers and prospective customers regarding privacy.  Each Contributor and the Company, with respect to the operations of the Stations, has taken reasonable steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper Collection and Use including by means of appropriate backup, security and disaster recovery technology, and to such Contributor’s Knowledge no Person has gained unauthorized access to any of such Contributor’s or the Company’s software, data, systems or networks relating to the Stations.  The execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement, or the performance of such Contributor’s obligations hereunder or thereunder, will not violate any applicable Law or any of such Contributor’s privacy policies (or applicable terms of use) or any other contractual obligation of such Contributor or the Company governing the Collection and Use of Customer Information.

(d)   None of the Contributors or the Company, with respect to the Specified Stations, has knowingly infringed, misappropriated or otherwise used in an unauthorized manner, and is not currently knowingly infringing, misappropriating or otherwise using in an unauthorized manner, any Intellectual Property of other Persons in connection with the operation of the Specified Stations.  The Contributors and the Company are and within the past two (2) years have been properly licensed to play all music and other audio content on the Stations for which a license is required.

(e)   Notwithstanding anything contained herein, Contributors make no representations or warranties that the Station Intellectual Property is available for, or that they have policed or cleared the Station Intellectual Property for, any use outside of or beyond the local markets where such Intellectual Property is used as of the date hereof.

3.19            Reports.  Emmis has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act on or after February 29, 2008 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date through the date hereof, including any amendments thereto, the “Emmis Reports”).

3.20            Solvency.  None of the Contributors are entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.  After giving effect to the consummation of the transactions contemplated by this Agreement and the Related Documents, at and immediately after the Closing, each of the Contributors (a) will be solvent; (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

3.21            Emmis’s Post-Closing Assets and Continuing Operations.  Upon consummation of the transactions contemplated by this Agreement and the Related Documents, Emmis and its subsidiaries on a consolidated basis will retain business activity of at least twenty-five percent (25%) of Emmis’s total assets as of February 28, 2011, and twenty-five percent (25%) of either income from continuing operations before taxes or revenues from continuing operations for the fiscal year ended February 28, 2011.

3.22            Related Party Transactions.  None of the Contributors nor any Affiliate of the Contributors is a party to any material Contract that is primarily related to the business or operation of the Stations and that is not contained in the Assets, other than Shared Contracts.

3.23            Units and Related Matters.  Immediately prior to the Closing, the number of issued and outstanding Class A Units, Class B Units, Class C Units and Class D Units shall be consistent with the capital structure set forth in Annex A, except that if the Sellers have delivered a Funding Notice or an Election Notice, the number of such issued and outstanding Units shall be consistent with the capital structure set forth in the applicable option on Annex B selected by the Sellers in the Funding Notice or Election Notice.  As of the Closing Date, the Company shall not have outstanding any securities convertible or exchangeable for any Units of the Company or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its Units or any securities convertible into or exchangeable for its Units or any equity appreciation rights or phantom equity plans other than pursuant to and as contemplated by this Agreement, the Contribution Agreement and the Company’s Organizational Documents.  As of the Closing Date, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Units or any warrants, options or other rights to acquire its Units, except obligations, if any, pursuant to this Agreement, the Contribution Agreement and the Company’s Organizational Documents.  Immediately prior to the Closing, (i) the Company will own the Assets and will have no other assets, and (ii) the Company will have the Assumed Liabilities and no other Liabilities or obligations (except as may arise under its Organizational Documents, this Agreement or any Related Documents).  As of the Closing, all of the Company’s outstanding Units shall be validly issued and fully paid.  As of the Closing, but before giving effect to the Closing, the Contributors shall be the record and beneficial owners of all outstanding Units of the Company, free and clear of any and all Liens.  As of the Closing Date, assuming the satisfaction of all of the Conditions to the Contributors’ obligations set forth in Section 7.2, the transactions contemplated by the Contribution Agreement shall have been consummated in accordance with the terms thereof.

3.24            Company Treated as Partnership.  At all times since its formation, the Company has been properly treated as a partnership, or an entity disregarded as separate from its owner, for federal and applicable state and local income and franchise Tax purposes.  Neither the Company nor any other person on behalf of or with respect to the Company has made or filed an election under Treasury Regulations Section 301.7701-3 for the Company to be treated as an association taxable as a corporation.

3.25            Contributors’ FCC Qualifications.  As of the date hereof, the Contributors are not aware of any fact that would, under present Law (including published policies of the FCC), disqualify the Company from being the assignee of the Stations upon consummation of the transactions contemplated by the Contribution Agreement or that would delay FCC Consents.  To the Knowledge of the Contributors, no waiver of or exemption from any FCC rule or policy is necessary for the FCC Consents to be obtained.

3.26             Company’s Conduct of Business; Liabilities.  Other than the negotiation, execution, delivery and performance of the Contribution Agreement, the Related Documents and the other agreements contemplated thereby, prior to the Closing, the Company has not (a) conducted any business, (b) incurred any expenses, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company and whether due or to become due and regardless of when asserted), (c) owned any assets, (d) entered into any contracts or agreements or (e) violated any laws or governmental rules or regulations.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Except as set forth in the Investors’ Disclosure Letter, which is being delivered to the Contributors concurrently herewith (the “Investors’ Disclosure Letter”) (it being understood that any disclosure set forth in any schedule or section of the Investors’ Disclosure Letter that corresponds to any section or subsection of the Agreement shall be deemed to qualify or provide exception to any other section or subsection of the Agreement so long as the relevance of such qualification or exception to such other section or subsection of the Agreement is reasonably apparent on the face of the disclosure), each Investor, severally and not jointly among the Investors, hereby represents and warrants to the Contributors as follows:

4.1            Organizational and Standing.  Such Investor that is not an individual is duly formed, validly existing and in good standing under the laws of the State of Delaware with full power and authority to conduct its business as it is presently being conducted, to own and lease its properties and assets. Each Investor is duly licensed or qualified and such Investor that is not an individual is in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which the ownership of its property or the character of its activities with respect to or in connection with the Stations requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

4.2            Authorization and Binding Obligation.  The execution, delivery and performance of this Agreement and the Related Documents and all other agreements contemplated hereby or thereby to which such Investor is a party, have been duly authorized by such Investor.  This Agreement, the Related Documents and each other agreements contemplated hereby or thereby each constitutes a valid and binding obligation of such Investor, enforceable in accordance with its terms.  The execution and delivery by such Investor of this Agreement, the Related Documents and all other agreements contemplated hereby or thereby to which such Investor is a party and the fulfillment of and compliance with the respective terms hereof and thereof by such Investor do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c)  give any third party the right to modify, terminate or accelerate any obligation under, (d) result in a violation of, or (e) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, such Investor’s Organizational Documents, or any law, statute, rule or regulation to which such Investor is subject, or any agreement, instrument, order, judgment or decree to which such Investor is a party or by which it is bound.

4.3            Absence of Conflicting Agreements or Required Consents.

(a)   Except with respect to (x) required filings or other actions under the HSR Act, if any, and the expiration of any applicable waiting or review periods thereunder and (y) the FCC Consents contemplated by Section 6.3, the execution and delivery by each Investor of this Agreement, and by the Investors of the Related Documents to which they are a party, and the consummation by the Investors of the transactions contemplated hereby and thereby, do not: (i) violate, contravene or conflict with or result in a breach of, any Law to which the Investors are subject; (ii) violate, contravene or conflict with, or result in a breach of, any provision of the Organizational Documents of the Investors; or (iii) violate, result in a breach of the terms, conditions or provisions of, constitute a default, an event of default or an event (with or without notice or lapse of time, or both) creating rights of first refusal, acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon any material obligation of the Investors.

(b)   Assuming the truth and completeness of the representations and warranties of the Contributors contained in this Agreement, no consent, approval or authorization of, or designation, declaration, notice or filing with, any Governmental Authority is required on the part of the Investors with respect to the Investors’ execution or delivery of this Agreement and the execution and delivery by the Investors of any Related Documents to which they are party or the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of the HSR Act, if any or (ii) the applicable requirements of the Communications Act and all FCC rules and policies.

4.4            Financial Ability.  The Investors will have, as of the date hereof, on hand (or access through committed credit facilities or direct or indirect capital commitments to) adequate funds to pay the Purchase Price.

4.5            Securities Representations.  Each Investor represents as follows in connection with its purchase of Units:

(a)   Each Investor is acquiring the Units purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such Units for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

(b)   Each Investor is an “Accredited Investor” as such term is defined in Regulation D promulgated under the Securities Act and is a sophisticated investor for purposes of applicable Law.

(c)   Each Investor’s Units were not offered to such Investor by any means of general solicitation or general advertising.

(d)   Each Investor believes that it has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of an investment in the Company.

(e)   Each Investor is able to bear the economic risks of an investment in the Units and could afford a complete loss of such investment.

4.6            Litigation. There is no Action pending or, to the knowledge of either Investor, threatened, and to the knowledge of each such Investor there is no basis for any such Action, against the Investor or with respect to LMA Newco or the Stations that would reasonably be expected to, individually or in the aggregate, adversely affect the ability of such Investor to enter into and perform its obligations under this Agreement or any Related Document.

4.7            Broker’s Fees.  None of the Investors, nor any Person acting on the Investors’ behalf, has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no person or entity is entitled to any such payment from any of the Investors in connection with the transactions contemplated by this Agreement.

4.8            Qualifications as FCC Licensee.  Each Investor is not aware, as of the date hereof, of any fact that would, under present Law (including published policies of the FCC), disqualify the Company (upon consummation of the transactions contemplated by this Agreement) from being the assignee of, or would disqualify the Investors from owning or operating, the Stations or that would delay the FCC Consents.  To the knowledge of the Investors, no waiver of or exemption from any FCC rule or policy is necessary for the FCC Consents to be obtained.  None of the Investors has an attributable ownership interest under FCC rules in any media property in the geographic areas in which the Stations operate.

ARTICLE 5
COVENANTS OF THE CONTRIBUTORS

5.1            Conduct of Business.

(a)   From the date of this Agreement through the earlier of (i) the Closing or (ii) the date this Agreement is terminated in accordance with Article 9, each of the Contributors shall, and shall cause the Company to, except as contemplated by this Agreement, the Local Marketing Agreement, the Contribution Agreement or as consented to by the GTCR Investor in writing in advance (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) operate and maintain the tangible Assets in operating condition and repair sufficient to permit the operation of the Stations in compliance with the FCC Licenses and the applicable rules and regulations of the FCC, (B) operate and maintain the Stations and all operations in compliance in all material respects with the FCC Licenses and all applicable Laws, including the Communications Act, and the rules and regulations of the FCC, (C) use its commercially reasonable efforts to maintain and preserve intact, with respect to the Stations, its business organization and advantageous business relationships, including preserving the goodwill of the suppliers, contractors, licensors, employees, customers and others having business relations with the Contributors or the Company in respect of the Stations, and retain the services of the Current Station Employees and (D) maintain in full force and effect the FCC Licenses relating to the Stations and the Assets and, except as set forth elsewhere in this Agreement, take any action reasonably necessary before the FCC, including the preparation and prosecution of applications for renewal of the FCC Licenses, if necessary, to preserve such licenses in full force and effect without adverse change.  For the avoidance of doubt, nothing in this Section 5.1(a) is intended to require the Contributors to achieve any particular financial results at any of the Stations from the date hereof through the Closing Date, and the parties acknowledge that a reduction in sales may be expected following the public announcement of the transactions contemplated by this Agreement.  Efforts by the Contributors to protect and preserve the business of the Stations, though outside the ordinary course (for example, temporary increases in sales commission rates and/or commercial inventory or “stay-pay” bonus arrangements), will not be deemed to be breaches of Section 5.1(a), but the Contributors shall not make extraordinary reductions in advertising rates, changes in collections policies or practices or other similar practices during the period.  Without limiting the generality of the foregoing, except as set forth in the Contributors’ Disclosure Letter or as consented to by the GTCR Investor in writing in advance (which consent shall not be unreasonably conditioned, withheld, delayed or denied), during the period described above none of the Contributors shall, and the Contributors shall not cause or permit the Company to, except as otherwise expressly contemplated by this Agreement, the Local Marketing Agreement or the Contribution Agreement:

(i)   make any amendment or change in the Company’s Organizational Documents or effect any merger, consolidation, reorganization or recapitalization of the Company;

(ii)   enter into any Contract that would be an Assumed Contract or Shared Contract if in effect on the date of this Agreement, except, with respect to any such Contract that would be a Shared Contract,  in the Ordinary Course of Business of Emmis;

(iii)   modify or terminate any Assumed Contract or Shared Contract in a manner that would be materially adverse to the Company, except, with respect to any Shared Contract, in the Ordinary Course of Business of Emmis;

(iv)   reduce, forego, discount or waive any material payment or right under any Assumed Contract or Shared Contract, except, with respect to any Shared Contract, in the Ordinary Course of Business of Emmis;

(v)   do any act or omit to do any act, or permit any act or omission to act, which is intended to cause a material breach of any Assumed Contract or Shared Contract;

(vi)   sell, assign, transfer, pledge, convey, lease, create a Lien (other than a Permitted Lien) upon or otherwise dispose of any of the Assets, in each case except in the Ordinary Course of Business of the Stations and disposals of obsolete equipment;

(vii)   settle or compromise any Action, (A) relating to this Agreement or the Related Documents or the transactions contemplated hereby or thereby or (B) that otherwise would adversely affect the operation of the Stations and is not in the Ordinary Course of Business of the Stations or relates to employee-related Actions;

(viii)   modify or amend, or seek to modify or amend, any of the FCC Licenses except as necessary for the Contributors to be in compliance with the Communications Act, provided that (A) the GTCR Investor shall not unreasonably withhold, condition or delay their consent unless the modification is adverse to the interests of the Company or the Stations and (B) such Contributor shall have the right to file and pursue any and all FCC License renewals that such Contributor deems necessary or advisable;

(ix)   change any accounting methods, practices, principles or policies with respect to the Assets or the Stations, other than as required by applicable Law or GAAP;

(x)   adopt or change any accounting method with respect to Taxes, make or change any Tax election, settle or compromise any Tax liability, amend any material Tax Return or enter into any material agreement with respect to Taxes, including any agreement to extend the statute of limitations with respect to material Taxes, in each case to the extent such action adversely affects the Company, the Investors, the Assets or the Stations;

(xi)   revalue any of its respective assets, including writing off notes or accounts receivable or revaluing inventory with respect to the Stations or the Assets, except as required by GAAP; or

(xii)   enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 5.1.

(b)   Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give the Investors, directly or indirectly, the right to control or direct the Contributors’ operations of the Stations and related businesses prior to the Closing and (ii) prior to the Closing, the Contributors shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Stations and their operations.

5.2            Inspection.  The Contributors shall, and shall cause the Company to, afford to the Investors and their respective accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Stations, to all of their respective offices, properties, books, contracts, commitments, Tax Returns, records and appropriate officers and employees of the Contributors with respect to the Stations and the Assets, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Stations as the Investors or such representatives may reasonably request, including all such information as shall be necessary to enable the Investors to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants contained in this Agreement have been complied with and to determine whether the conditions set forth in Article 7 have been satisfied.  No investigation made by the Investors or their representatives hereunder shall affect the representations and warranties of the Contributors hereunder.

5.3            No Solicitation.  Unless and until this Agreement shall have been terminated in accordance with its terms, the Contributors shall not, directly, indirectly or through their respective officers, shareholders, directors, employees, Affiliates, and their respective financial advisors, consultants, attorneys and other agents and representatives, engage in negotiations or discussions with, or furnish any confidential information or data to or access to the books, records, assets, business, offices, properties or personnel of the Contributors with respect to the Stations, or solicit, encourage, or respond to any proposals or inquiries from, or enter into any agreements with any third Person (or authorize or consent to any of the foregoing actions) relating to (a) any sale or other disposition of any of the Assets, except as expressly permitted by this Agreement or (b) any merger, consolidation, share exchange, business combination or similar transaction involving the Contributors and relating in any way to the Stations, in each case except as expressly permitted or contemplated by this Agreement or the Related Documents.  The Contributors shall, and shall cause their Affiliates to, immediately terminate and cause to be terminated any and all existing discussions or negotiations with any Persons (other than the Company and the Investors) conducted heretofore with respect to any of the actions described in the first sentence of this Section 5.3, and shall promptly request the return or destruction of any confidential information provided to any Person (other than the Company and the Investors) in connection with any such discussions or negotiations.

5.4            Notifications.  During the period prior to the Closing Date, the Contributors shall notify the Investors of (a) any Material Adverse Effect, (b) any Action that is threatened in writing, brought, asserted or commenced against the Contributors which would have been listed in Section 3.4 of th Contributors’ Disclosure Letter if such Action had arisen prior to the date hereof, (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement or the Related Documents, and (d) any material default under any Contract or agreement listed in Section  3.17(b) of the Contributors’ Disclosure Letter or event which, with notice or lapse of time or both, would become such a default on or prior to the

Closing Date, in the case of each of clauses (a) through (d) of which any Contributor has Knowledge.

5.5            Cooperation with Lien Release.  During the period prior to the Closing Date, the Contributors and their respective officers, managers, employees, auditors and agents shall and shall cause the Company and its officers, managers, employees, auditors and agents to use reasonable best efforts to (a) obtain the termination and release in full of all (i) Liens affecting the Assets and the Acquired Units effective as of the Closing Date in connection with the consummation of the transactions contemplated hereby and (ii) guaranty obligations of the Company under that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 2, 2006, as amended, by and among Emmis, Emmis Communications Corporation and the financial institutions identified therein from time to time as lenders (the “Credit Agreement”) and any Security Documents (as defined in the Credit Agreement) to which the Company is a party during such period prior to the Closing Date and (b) cooperate with the Investors and make available to the Investors such information as the Investors may reasonably request in order for Liens to be placed on the Assets in connection with the consummation of the transactions contemplated hereby.

5.6            Transfer of Social Media Accounts.  The Contributors shall cause the Contributors’ employees or agents who are the account holders for Social Media Accounts related to, or used in connection with, the Stations to convey title to such accounts to individuals designated by LMA Newco at (or after if not completed on or prior to) the LMA Effective Date.

5.7            Leased Real Property.  The Contributors shall use commercially reasonable efforts to cause the assignments referenced in Section 7.3(e)(vii), (viii), (ix), (xi) and the sublease referenced in Section 7.3(e)(x) to be delivered and/or consummated, as applicable, as promptly as practicable.

5.8            Hudson Lease Roof Access.  The Contributors shall use commercially reasonable efforts as promptly as practicable following the date hereof to secure from the New York City District Council of Carpenters Pension Fund on behalf and at the expense of the Company access rights reasonably acceptable to the Investors to the roof of the building containing the premises being leased pursuant to the Hudson Lease for the purpose of installing and maintaining a satellite dish thereon.

5.9            Further Assurances.  In the event that at any time prior to or after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Contributors and Investors shall, and shall direct their Affiliates to take, such further action (including the execution and delivery of such further instruments and documents) as either of the Investors or the Contributors may reasonably request.

5.10            Contribution Agreement.  From the date hereof through the Closing Date, each of the Contributors shall, and shall cause the Company to, perform all of its obligations pursuant to, and cause to be consummated, the Contribution Agreement in accordance with the terms thereof without any amendments or waivers thereunder.

ARTICLE 6
JOINT COVENANTS

6.1            Support of Transaction.

(a)   Without limiting any covenant contained in Section 5.1, each Contributor and Investor shall, and shall cause their respective Subsidiaries (including the Company) to: (i) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents or otherwise address any change-of-control requirements in connection with the transactions contemplated hereby; (ii) use commercially reasonable efforts to obtain, in form and substance reasonably acceptable to the other Parties, all material consents and approvals of third parties that any of the Contributors or the Investors, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated by this Agreement and the Related Documents; and (iii) take such other action and do or cause to be done, as soon as reasonably practicable, all things necessary, proper or advisable (subject to any Laws) to consummate the Closing and the other transactions contemplated by this Agreement, including the negotiation, execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement or the Related Agreements, including such actions as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of Article 7 or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.

(b)   Upon obtaining knowledge thereof, each Party shall promptly notify the other Parties of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect, or (ii) any Action that shall be instituted or threatened against such Party or its Affiliates to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(c)   Each Party shall use commercially reasonable efforts to prevent the entry of any Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby and each Party shall defend, at its sole cost and expense, any Action, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

6.2            Related Documents.  On the Closing Date, each of the Contributors shall (or shall cause one or more of their Affiliates to) and each of the Investors shall (or shall cause one or more of their Affiliates to) execute and deliver each of the Related Documents to which such Contributor, such Investor or such Affiliate is to be a party as contemplated by this Agreement.

6.3            FCC Application.

(a)   The transfer of control of the FCC Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC.  Prior to the Closing, the Investors shall not directly or indirectly control, supervise, direct or attempt to control, supervise or direct, the operation of the Stations, and such operation shall be the sole responsibility of the Emmis Asset Holder, or the Company, as the case may be, as the operator of the Stations until the Closing.

(b)   As soon as practical, and in any event within five (5) Business Days following the date of the execution of this Agreement, the Company, the Investors and the Contributors shall prepare and jointly file the FCC Applications and the Parties shall use reasonable best efforts to cause the FCC to accept the FCC Applications for filing as soon as practicable after such filing; provided that none of the Contributors or the Investors shall have any obligation to satisfy any complainant or the FCC by taking any steps which would reasonably be expected to adversely affect the Investors, the Contributors or the Company or the intended benefits of the transactions contemplated hereby.  The Investors and the Contributors shall thereafter prosecute the FCC Applications in good faith and with all reasonable diligence and otherwise use their reasonable best efforts to obtain the grant of the FCC Consents as expeditiously as practicable, including acceding to reasonable requests from the FCC in connection with its processing of the FCC applications.  No Party will take any action that it knows, or reasonably believes, would disqualify the FCC Applications.

(c)   The Contributors and the GTCR Investor shall each bear one-half of the cost of the FCC filing fees for the FCC Applications.

6.4            HSR Act Filings.  As of the date of this Agreement, Emmis and the GTCR Investor (and, to the extent required, their respective Affiliates) have made an appropriate filing of all pre-merger notification and report forms pursuant to the HSR Act.  Each of Emmis and the GTCR  Investor shall (and to the extent required shall cause their respective Affiliates to) exercise its reasonable best efforts to obtain termination or expiration of the waiting period imposed by the HSR Act.  Emmis and the GTCR Investor shall (and to the extent required shall cause their respective Affiliates (including the Company) to) use their respective reasonable best efforts to respond as promptly as reasonably practicable to any inquiries received from the Antitrust Authorities for additional information or documentation and Emmis and the GTCR Investor shall (and to the extent required shall cause their respective Affiliates to) use their respective reasonable best efforts to respond as promptly as reasonably practicable to all inquiries and requests received from any Governmental Authority in connection with antitrust matters; provided, however, that nothing contained in this Agreement will be deemed to preclude either of Emmis or the Investors from negotiating reasonably and in good faith with any Governmental Authority regarding the scope and content of any such requested information or documentation, provided that such negotiations are conducted promptly and diligently.  Each Party will keep the other Parties promptly apprised of any communications with, and inquiries or requests for information from, any such Governmental Authority, including promptly providing to the other Party, to the extent permitted under applicable Law, copies of any such written communications, and will take reasonable steps to consult with the other Party in advance of any meeting or conference with any such Governmental Authority (and to the extent permitted by the applicable Governmental Authority, give the other Party the opportunity to attend and participate in any such meeting or conference).  Notwithstanding anything to the contrary in this Section 6.4 or elsewhere in this Agreement, no Party is or will be required to agree to divest or license any material assets or agree to any material limitations or restrictions on the conduct of its business as a condition of resolving any such objections.  The Contributors and the GTCR Investor shall each be responsible for fifty percent (50%) of the HSR filing fee.

6.5            Tax Matters.

(a)   The Contributors shall cause, or shall cooperate to cause, the Company to have in effect an election under Section 754 of the Code with respect to the taxable period in which the Closing occurs.

(b)   The Contributors, on the one hand, and the Investors, on the other hand, shall use commercially reasonable efforts to provide each other with such cooperation and information as any of them reasonably may request of the other in respect of any Tax matter (including the filing of tax returns and audits and other proceedings) relating to the Company.

(c)   All Transfer Taxes shall be borne fifty percent (50%) by the Contributors and fifty percent (50%) by the Investors.  The Party required by applicable Law to file Tax Returns required in connection with Transfer Taxes shall file such Tax Returns and, subject to receipt of payment from the other Party of the amount of all Transfer Taxes for which such other Party is liable pursuant to this Section 6.5, shall pay the amount of Transfer Taxes due with such Tax Returns.  Each Party shall use its commercially reasonable efforts to minimize the amount of such Transfer Taxes and to cooperate in the preparation, execution and filing of all Tax Returns and other documents required in connection with such Transfer Taxes.

6.6            Senior Secured Note.  On the Closing Date, the GTCR Investor shall deliver, or cause to be delivered, to a bank account identified or as otherwise directed by the Company, an amount in immediately available funds equal to $60,000,000, and the Contributors shall cause the Company to deliver the Senior Secured Note to the Investors.  Upon its receipt of such funds on the Closing Date, the Contributors shall cause the Company to distribute such funds to redeem 60,000,000 Class B Units of the Company held by the Contributors.  The parties acknowledge and agree that for US federal and applicable state income taxes such distribution of cash shall be treated pursuant to Treasury Regulation Section 1.707-3, as a sale by the Contributors to the Company of an undivided interest in each of the assets transferred by the Contributors to the Company pursuant to the Contribution Agreement.

6.7            LMA Newco.

(a)           Prior to the Closing Date, the Investors shall make capital contributions to LMA Newco in an amount not less than Ten Million Dollars ($10,000,000) and the Investors shall cause LMA Newco to issue equity interests to the Investors with respect thereto (the “LMA Newco Interests”).

(b)           Except as set forth on Section 6.7 of the Investors’ Disclosure Letter, the Investors represent and warrant that, as of the date hereof, LMA Newco has conducted no operations and has no assets.  From the date hereof through the earlier of the Closing Date and the date of termination of this Agreement, except as set forth on Section 6.7 of the Investors’ Disclosure Letter, the Investors shall cause LMA Newco (x) not to enter into any Affiliate transactions (other than capital contributions by the Investors to LMA Newco) and (y) to have no operations and incur no liabilities other than operations and liabilities (i) in connection with the execution, delivery and performance of the Local Management Agreement, (ii) with respect to employees hired on or after the date hereof, and (iii) any other operations related or incidental to any of the foregoing.  From the date hereof through the earlier of the Closing Date and the date of termination of this Agreement, the Investors shall not cause or permit LMA Newco to make any dividend or distribution on any LMA Newco Interests or any other equity interests issued by LMA Newco.

(c)           Not less than five (5) Business Days before the Closing Date, the Investors will deliver a written notice to the Contributors setting forth the aggregate amount of capital contributions such Investors shall have made to LMA Newco prior to the Closing Date.  In the event that such amount is less than $20,000,000, the Investors shall make capital contributions to the Company at the Closing in accordance with and subject to the provisions of Section 3.3(c) of the Company LLC Agreement.

(d)           Concurrently with the Closing, the Investors shall contribute to the Company, and the Contributors shall cause the Company to accept, the LMA Newco Interests.

6.8            Book Value.  The Parties acknowledge and agree that the Company will be required to obtain a valuation by a third party valuator of the Assets for purposes of compliance with GAAP.  Promptly after the completion of such valuation, the Parties shall cooperate in good faith to prepare and agree upon the schedule described in the definition of “Book Value” set forth in the Company LLC Agreement and such schedule will be reasonably consistent with such valuation.

ARTICLE 7

CONDITIONS TO OBLIGATIONS

7.1              Conditions to Obligations of the Contributors and the Investors.  The obligations of the Contributors and the Investors to consummate, or cause to be consummated, the transactions contemplated by this Agreement and the Related Documents are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)   All necessary Permits and consents of or filings with any Governmental Authority (other than Permits, consents or filings with respect to the HSR Act and the FCC Consents) necessary to consummate the transactions contemplated hereby shall have been obtained or made.

(b)   There shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the transactions contemplated by this Agreement or the Related Agreements.

(c)   The FCC Consents relating to the Stations shall have been granted without any condition reasonably expected to adversely affect the Investors, the Contributors or the Company or the intended benefits of the transactions contemplated hereby (other than any condition to the effect that the FCC Consents are granted subject to the outcome of any application for review or appeal (including any subsequent appeal) of the WKQX license renewal which is pending as of the date of this Agreement).

(d)   All waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement, if any, shall have expired or been terminated or such approvals shall have been obtained, such that there shall have been obtained any Governmental Approvals (other than the FCC Consents) required prior to the consummation of the transactions contemplated hereby.

7.2              Conditions to Obligations of the Contributors.  The obligation of the Contributors to consummate, or cause to be consummated, the transactions contemplated by this Agreement and the Related Documents is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Contributors:

(a)   (i) Each of the representations and warranties of the Investors contained or referred to in Sections 4.1 (Organization and Standing), 4.2 (Authorization and Binding Obligation) and 4.3 (Absence of Conflicting Agreements; Consents) shall be true and correct in all respects as of the Closing Date as if made anew at and as of that date and (ii) all of the remaining representations and warranties of the Investors contained or referred to herein shall be true and correct in all material respects (disregarding any materiality or material adverse effect qualifications contained in any such representation or warranty) as of the Closing Date as if made anew at and as of that date (except for such failures to be true and correct that have not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Investors or their ability to consummate the transactions contemplated by this Agreement).

(b)   Each of the covenants of the Investors in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)   The GTCR Investor shall have caused to be delivered, by wire transfer to an account identified by the Contributors, an amount in immediately available funds equal to $60,000,000.

(d)   Each of the Investors shall have delivered to the Contributors a certificate signed by an authorized representative of each such Investor, dated the Closing Date, certifying that, to the knowledge and belief of such authorized representative, the conditions specified in Section 7.2(a) and Section 7.2(b) have been fulfilled.

(e)   The Investors shall have delivered to the Contributors:

(i)   duly executed counterparts of the Company LLC Agreement, signed by each of the Investors, and

(ii)   duly executed counterparts of the Registration Agreement, signed by each of the Investors.

7.3              Conditions to Obligations of the Investors.  The obligations of the Investors to consummate, or cause to be consummated, the transactions contemplated by this Agreement and the Related Documents are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Investors:

(a)   Subject to Section 8.9, (i) each of the representations and warranties of the Contributors contained or referred to in Sections 3.1 (Organization), 3.2 (Authorization and Binding Obligation; Shareholder Consent), 3.3 (Absence of Conflicting Agreements; Consents), 3.20 (Solvency), 3.21 (Emmis’ Post-Closing Assets and Continuing Obligations), 3.23 (Units and Related Matters), 3.24 (Company Treated as a Partnership) and 3.26 (Company’s Conduct of Business; Liabilities) shall be true and correct in all respects as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, and (ii) all of the remaining representations and warranties of the Contributors contained or referred to herein shall be true and correct in all respects (disregarding any materiality or material adverse effect qualifications contained in any such representation or warranty) as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak to an earlier date, which representations and warranties shall be true and correct in all material respects (disregarding any materiality or material adverse effect qualifications contained in any such representation or warranty) at and as of such date, except for such failures to be true and correct that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   Subject to Section 8.9, each of the covenants of the Contributors or the Company in this Agreement or the Contribution Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)   The Contributors shall have caused the Company to execute and deliver the Senior Secured Note to the GTCR Investor.

(d)   Each Contributor shall have delivered to the Investors a certificate signed by an executive officer of such Contributor, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled.

(e)   The Contributors shall have delivered, or caused to be delivered, to the Investors, duly executed by the applicable Contributors and/or the Company, as applicable:

(i)   a duly executed counterpart of the Company LLC Agreement;

(ii)   a duly executed counterpart of the Registration Agreement;

(iii)   a duly executed counterpart of the Professional Services Agreement;

(iv)   a duly executed counterpart of the Transition Services Agreement;

(v)   an affidavit of each Contributor (or, if such Contributor is a disregarded entity for federal income tax purposes, its regarded owner), dated as of the Closing Date and substantially in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv), setting forth such Contributor’s (or owner’s) name, address and federal employer identification number and stating under the penalties of perjury that such Contributor (or owner) is not a “foreign person” within the meaning of Section 1445 of the Code;

(vi)   duly executed UCC releases, lien terminations, mortgage terminations or other similar documents or instruments required to (i) transfer (x) the Assets to the Company free and clear of Liens, along with evidence in form and substance satisfactory to the Company, acting reasonably, that all Liens affecting the Assets have been terminated and released and (y) the Acquired Units to the Investors free and clear of all Liens, along with evidence in form and substance satisfactory to the Investors, acting reasonably, that all Liens affecting the Acquired Units have been terminated and released and (ii) release the Company from all of its guaranty obligations under the Credit Agreement and any Security Documents (as defined in the Credit Agreement) to which the Company is a party during the period prior to the Closing Date;

(vii)   a duly executed assignment of the Merchandise Mart Lease by Emmis Asset Holder to the Company, substantially in the form attached hereto as Exhibit 7.3(vii), with such other terms as may reasonably be agreed to by the Investors, and evidence reasonably acceptable to the Parties that such assignment is valid pursuant to the terms of the Merchandise Mart Lease, except that where the Contributors provide a duly executed lease or lease assignment for reasonable alternative studio office space (as determined in consultation with the Investors) and the Contributors shall have agreed in writing on terms reasonably satisfactory to the Investors to pay all costs and expenses of relocating to such alternative space (including any incremental rent or other charges as a result of such relocation), this condition shall be deemed satisfied;

(viii)   a duly executed assignment of the WKQX Hancock Lease by Emmis to the Company, substantially in the form attached hereto as Exhibit 7.3(viii), and with such other terms as may reasonably be agreed to by the Investors;

(ix)   a duly executed assignment of the WLUP Hancock Lease by Emmis to the Company, substantially in the form attached hereto as Exhibit 7.3(ix), with such other terms as may reasonably be agreed to by the Investors;

(x)   a duly executed sublease of the Hudson Lease by New York City District Council of Carpenters Pension Fund and Emmis Radio to the Company with terms and conditions substantially consistent with those described in Exhibit 7.3(x), and such other terms as consented to by the Investors (such consent not to be unreasonably withheld, delayed or conditioned), except that where the Contributors provide a duly executed lease or lease assignment for reasonable alternative studio office space (as determined in consultation with the Investors) and the Contributors shall have agreed in writing on terms reasonably satisfactory to the Investors to pay all costs and expenses of relocating to such alternative space (including any incremental rent or other charges as a result of such relocation), this condition shall be deemed satisfied; and

(xi)   a duly executed assignment of the Empire State Lease 2 by Emmis Asset Holder to the Company, substantially in the form attached hereto as Exhibit 7.3(xi), with such other terms as may reasonably be agreed to by the Investors, and evidence reasonably acceptable to the Parties that such assignment is valid pursuant to the terms of the Empire State Lease 2.

(f)   The transactions contemplated by the Contribution Agreement shall have been consummated in accordance with the terms thereof.

(g)   Between the date hereof and the Closing Date, there shall not have occurred a Material Adverse Effect.

            ARTICLE 8
INDEMNIFICATION

8.1            Survival.  Only the representations and warranties contained in Section 3.4(a)(i) (Litigation), Section 3.6 (Real Property), Section 3.7 (Contracts), Section 3.8 (Compliance with Laws), Section 3.10 (Environmental Matters), Section 3.12 (Insurance), 3.13 (Title to and Condition of Assets), 3.15(b) (Absence of Certain Changes), 3.17 (Employee Matters) and 3.18 (Intellectual Property) of this Agreement or in any certificate delivered with respect thereto under this Agreement shall survive the Closing and continue in full force and effect until the eighteen (18) month anniversary of the LMA Effective Date.  Each other representation and warranty contained in this Agreement or in any certificate delivered with respect thereto under this Agreement shall survive the Closing and continue in full force and effect until the eighteen (18) month anniversary of the Closing Date, except for (a) the representations and warranties in Section 3.1 (Organization), Section 3.2 (Authorization and Binding Obligation; Shareholder Consent), Section 3.3 (Absence of Conflicting Agreements; Consents), Section 3.11 (Broker’s Fees), Section 3.20 (Solvency), Section 3.21 (Emmis’ Post-Closing Assets and Continuing Operations) and Section 3.23 (Units and Related Matters) (the “Contributors Fundamental Representations”) and Section 4.1 (Organization and Standing), Section 4.2 (Authorization and Binding Obligation), Section 4.3 (Absence of Conflicting Agreements or Required Consents) and Section 4.7 (Broker’s Fees) (the “Investors Fundamental Representations”), which shall survive indefinitely, (b) the representations and warranties in Section 3.5 (FCC Licenses and Compliance; Permits), Section 3.8 (Compliance with Laws), Section 3.9 (Taxes) and Section 3.24 (Company Treated as Partnership) (the “Contributors Statute of Limitations Representations”), which shall survive until ninety (60) days following the expiration of the applicable statute of limitations (such applicable expiration date, the “Survival Expiration Date”); provided, however, that (i) any covenant contained in this Agreement shall survive and continue in full force and effect until such covenant is fully performed or observed in accordance with its terms and (ii) if an Indemnified Party delivers to the Indemnifying Party, before expiration of the Survival Expiration Date, a notice alleging in good faith a breach of any representation or warranty and setting forth, in reasonable detail, the facts giving rise to such breach, then the applicable representation or warranty shall survive until, and only for purposes of, the resolution of the matter covered by such notice.  No claim shall be made for the breach of any representation or warranty contained in Article 3 or Article 4 or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section 8.1.

8.2            Indemnification by the Contributors.  Subject to the provisions of this Article 8, from and after the Closing Date, the Contributors shall, jointly and severally, indemnify, defend and hold harmless the Investors, LMA Newco and their respective directors, officers, employees, Affiliates (other than the Contributors and the Company), members, agents, attorneys, representatives, successors and assigns (collectively, the “Investor Indemnified

Parties”) from and against any and all Losses and Expenses incurred by any Investor Indemnified Party to the extent based upon, resulting from or arising out of:

(a)   any breach of any warranty or the inaccuracy of any representation of any of the Contributors contained in this Agreement or referred to in any certificate delivered by or on behalf of the Contributors  pursuant hereto, it being agreed hereby that in determining whether any such representation or warranty was breached or inaccurate and in determining the amount of Losses and Expenses based upon, resulting from or arising out of any such breach or inaccuracy, such representation and warranty shall be considered without regard to any qualification by or reference to “materiality,” “all material respects” or “Material Adverse Effect” set forth therein; or

(b)   any breach by any of the Contributors of any of their respective covenants or agreements, or any failure of any Contributor to perform any of its obligations in this Agreement.

8.3            Indemnification by the Investors.  Subject to the provisions of this Article 8, from and after the Closing Date, the Investors shall indemnify and hold each of the Contributors, and their respective directors, officers, employees, Affiliates (other than the Company), stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Contributor Indemnified Parties”) harmless from and against any and all Losses and Expenses incurred by any Contributor Indemnified Party to the extent based upon, resulting from or arising out of:

(a)   any breach of any warranty or the inaccuracy of any representation of the Investors contained in this Agreement or referred to in any certificate delivered by or on behalf of the Investors pursuant hereto it being agreed hereby that in determining whether any such representation or warranty was breached or inaccurate and in determining the amount of Losses and Expenses based upon, resulting from or arising out of any such breach or inaccuracy, such representation and warranty shall be considered without regard to any qualification by or reference to “material,” “materiality,” “all material respects” or “material adverse effect” set forth therein; or

(b)   any breach by the Investors of any of their respective covenants or agreements, or any failure by any Investor to perform any of its respective obligations, in this Agreement.

8.4            Indemnification Procedures.

(a)   A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice (a “Claim Notice”) to the Party from whom indemnification is sought, in each case describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based.  After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 8 shall be determined:  (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree in writing.  The judgment or decree of a court of competent jurisdiction shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken and when all appeals taken shall have been finally determined.

(b)   In the event that any legal proceedings are instituted or any claim or demand is asserted by any third party in respect of which payment may be sought under Section 8.2 or Section 8.3 hereof (any such third-party claim, a “Third-Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third-Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party.  The failure of the Indemnified Party to give reasonably prompt notice of any Third-Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.  The Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and, except with respect to any Tax matter, to assume the defense and control of any such Third-Party Claim which relates to any Losses indemnified against hereunder.  If the Indemnifying Party has assumed such defense, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, provided that the Indemnifying Party shall not be liable for any legal expenses incurred by any Indemnified Party in connection with the defense of such Third-Party Claim while the Indemnifying Party is controlling such defense.  The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim, and the Indemnified Party shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith.  No Indemnified Party may settle or compromise or permit a default or consent to the entry of any judgment with respect to any Third-Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, denied, conditioned or delayed).  If the Indemnifying Party shall assume the defense of any Third-Party Claim, the Indemnifying Party shall be entitled to (subject to the immediately following sentence) settle or compromise such Third-Party Claim only upon the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, denied, conditioned or delayed).

(c)   Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of a Third Party Claim, if (i) the Indemnifying Party shall have failed, within twenty (20) Business Days after receipt of notice in respect of the applicable Third Party Claim, to assume the defense of such claim or to notify the Indemnified Party in writing that it will assume the defense of such claim or (ii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnified Party.

8.5            Limitations on Indemnification.

(a)   Notwithstanding the provisions of this Article 8:

(i)   (A) no Investor Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(a) (other than for Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in the Contributors Fundamental Representations or the Contributors Statute of Limitations Representations (collectively, the “Investor Excluded Representations”), as to which this subclause (A) shall have no effect) with respect to any claim or series of related claims unless and until all Losses and Expenses with respect to such claim or series of related claims exceed on a cumulative basis an amount equal to $25,000 (such amount, the “Per-Claim Threshold Amount”) in which case the Investor Indemnified Parties shall, subject to this Section 8.5(a), be entitled to indemnification pursuant to Section 8.2(a) with respect to the full amount of Losses and Expenses relating to such claim or series of related claims, (B) no Investor Indemnified Party shall be entitled to indemnification pursuant to Section 8.2(a) (other than for Losses and Expenses incurred as a result of inaccuracies of the Investor Excluded Representations, as to which this subclause (B) shall have no effect) unless and until the aggregate amount of all Losses incurred by all Investor Indemnified Parties (taking into account only Losses and Expenses with respect to any claim or series of related claims having Losses and Expenses in excess of the Per-Claim Threshold Amount) for which such Investor Indemnified Parties are entitled to indemnification pursuant to Section 8.2(a) exceeds $1,000,000 (the “Aggregate Threshold”), and then the Investor Indemnified Parties shall be entitled to indemnification with respect to the full amount of Losses and Expenses relating to such claim or series of related claims, and (C) the aggregate amount of all Losses and Expenses for which the Investor Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(a) (other than for Losses and Expenses incurred as a result of inaccuracies of the Investor Excluded Representations, as to which this subclause (C) shall have no effect) will not exceed $20,000,000 (the “Indemnification Cap”); provided that the limitations set forth in this Section 8.5(a)(i) shall not apply to claims arising from fraud asserted against the Persons committing such fraud; and

(ii)   (A) no Contributor Indemnified Party shall be entitled to indemnification pursuant to Section 8.3(a) (other than for Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in the Investors Fundamental Representations (collectively, the “Contributor Excluded Representations”), as to which this subclause (A) shall have no effect) with respect to any claim or series of related claims unless and until all Losses and Expenses with respect to such claim or series of related claims exceed on a cumulative basis the Per-Claim Threshold Amount, in which case the Contributor Indemnified Parties shall, subject to this Section 8.5(a), be entitled to indemnification pursuant to Section 8.3(a) with respect to the full amount of Losses and Expenses relating to such claim or series of related claims, (B) no Contributor Indemnified Party shall be entitled to indemnification pursuant to Section 8.3(a) (other than for Losses and Expenses incurred as a result of inaccuracies of the Contributor Excluded Representations, as to which this subclause (B) shall have no effect) unless and until the aggregate amount of all Losses and Expenses incurred by all Contributor Indemnified Parties (taking into account only Losses and Expenses with respect to any claim or series of related claims having Losses and Expenses in excess of the Per-Claim Threshold Amount) for which such Contributor Indemnified Parties are entitled to indemnification pursuant to Section 8.3(a) exceeds the Aggregate Threshold and then and then the Contributor and Investor Indemnified Parties shall be entitled to indemnification with respect to the full amount of Losses and Expenses relating to such claim or series of related claims, and (C) the aggregate amount of all Losses and Expenses for which the Contributor Indemnified Parties shall be entitled to indemnification pursuant to Section 8.3(a) (other than for Losses and Expenses incurred as a result of inaccuracies of the Contributor Excluded Representations, as to which this subclause (C) shall have no effect) will not exceed the Indemnification Cap; provided that the limitations set forth in this Section 8.5(a)(ii) shall not apply to claims arising from fraud asserted against the Persons committing such fraud.

(b)   The Parties agree that in the event any Investor Indemnified Parties are entitled to indemnification pursuant to this Article 8 with respect to a particular matter, and the Company suffered Losses and Expenses with respect to the same matter, the Contributors shall, at their election, be entitled, to the extent practicable, to satisfy and discharge any such Losses and Expenses by compensating the Company directly for such Losses and Expenses.  In the event the Contributors indemnified the Company for such Losses and Expenses pursuant to the prior sentence or the Contribution Agreement, and such indemnification paid to the Company failed to compensate such Investor Indemnified Party in full for such Losses and Expenses, the Contributors shall indemnify such Investor Indemnified Parties directly for the remainder of any such Losses and Expenses.

(c)   In determining the amount of any Losses for which the Indemnified Parties are entitled to assert a claim for indemnification hereunder, the amount of any such Losses will be determined after deducting therefrom the amount of any insurance proceeds from a third-party insurer actually received by such Indemnified Parties in respect of such Losses, in each case net of costs and expenses incurred by such Indemnified Parties or their Affiliates, including any increases in premiums (whether retroactive or prospective).  All Indemnified Parties shall use commercially reasonable efforts to mitigate Losses and Expenses for which such Indemnified Parties are entitled or may be entitled to indemnification under this Article 8 upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to any such Losses or Expenses.  In the event that an Indemnified Party is entitled to any insurance with respect to any Losses for which such Indemnified Party seeks indemnification, such Indemnified Party shall use commercially reasonable efforts to obtain any such indemnification or recovery.  In the event that any insurance proceeds are actually recovered or realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds relate, a portion of such indemnification payment equal to the amounts so recovered or realized shall promptly be refunded to the Indemnifying Party

8.6            Adjustment to Purchase Price.  Any payment under this Article 8 shall, to the extent such payment can be properly so characterized under applicable Tax Law, be treated by the parties as an adjustment to the Purchase Price.

8.7            No Contribution by the Investors or the Company.  For the avoidance of doubt, the Contributors may not seek contribution for indemnification from the Investors or the Company and neither the Company nor the Investors may seek contribution for indemnification from the Contributors with respect to any of their indemnification obligations hereunder.

8.8            Indemnification Sole and Exclusive Remedy.  Following the Closing, indemnification pursuant to this Article 8 shall be the sole and exclusive remedy of the Parties and any Parties claiming by or through any Party (including the Indemnified Parties) for any breach of any representation, warranty, covenant or agreement contained in this Agreement (other than any breach of any covenant or agreement contained in Article 1 hereof or any covenant that provides for performance following the Closing Date) and for any rights, claims and causes of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement; provided, however, that the foregoing shall not apply to any claim of fraud; provided, further, that notwithstanding the foregoing either Party may pursue injunctive relief following Closing to enforce covenants in the Agreement that survive the Closing and are supportable under applicable Law.

8.9            Limitations on Representations, Warranties, Covenants and Agreements.  Notwithstanding anything in this Agreement to the contrary, the Contributors shall not be deemed to have breached any of their representations, warranties, covenants or agreements contained herein or to have failed to satisfy any condition precedent set forth in Section 7.3(a),  7.3(b) and, to the extent arising from a Material Adverse Effect set forth in clause (A)(ii) of the definition thereof, 7.3(g) (nor shall the Contributors have any liability or responsibility to Investors with respect to any such representations, warranties, covenants, agreements or conditions precedent) to the extent that the inaccuracy of any such representations, the breach of any such warranty, covenant or agreement or the inability to satisfy any such condition precedent arises out of or results from (a) any actions taken by or under the authorization of, or omissions of, LMA Newco (or any of its respective officers, directors, employees, agents or representatives) whether in connection with LMA Newco’s performance of its obligations under the Local Marketing Agreement or otherwise, (b) the failure of LMA Newco to perform any of its obligations under the Local Marketing Agreement, unless in each case with respect to clauses (a) or (b), the Contributors authorize or consent to, or are otherwise responsible for, LMA Newco’s actions in connection with LMA Newco’s performance of the Local Marketing Agreement, or (c) any actions taken by or under the authorization of, or omissions of, the Contributors after the LMA Effective Date that would not constitute a default under or breach of any covenant, obligation or representation of the Contributors contained in this Agreement or the Related Documents, or otherwise result in a Material Adverse Effect.  The Investors acknowledge and agree that the Contributors shall not be deemed responsible for or to have authorized or consented to any action or failure to act on the part of LMA Newco (or any of its respective officers, directors, employees, agents or representatives) in connection with the Local Marketing Agreement solely by reason of the fact that prior to Closing, the Contributors shall have the legal right to control, manage and supervise the operation of the Stations, except to the extent the Contributors actually take any action to control or manage the operation of the Stations or the conduct of their business without the express prior approval of LMA Newco.

ARTICLE 9
TERMINATION/EFFECTIVENESS

9.1            Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)   by written consent of each of the Contributors and the GTCR Investor;

(b)   prior to the Closing, by written notice to the GTCR Investor from the Contributors if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of the GTCR Investor set forth in this Agreement, such that the conditions specified in Sections 7.2(a) or 7.2(b) would not be satisfied at the Closing except that, if such breach is curable by the GTCR Investor through the exercise of reasonable best efforts, then, for a period of up to ten (10) days after receipt by the GTCR Investor of notice from the Contributors of such breach, but only as long as the GTCR Investor continue to exercise reasonable best efforts to cure such breach (the “Investors Cure Period”), such termination shall not be effective, and such termination shall become effective only if such breach is not cured within the Investors Cure Period, (ii) the Closing has not occurred on or before the Termination Date; provided that upon the Contributors’ request the Termination Date can be extended until August 1, 2012 if all of the closing conditions other than the granting of the FCC Consents set forth in Section 7.1(c) and any conditions that by their terms are to be performed or satisfied at Closing are satisfied as of the Termination Date, (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction (other than as a result of a material breach of this Agreement by the Contributors), or (iv) the Local Marketing Agreement shall have been terminated other than as a result of a breach of, or default under, the Local Marketing Agreement by the Contributors; or

(c)   prior to the Closing, by written notice to the Contributors from the GTCR Investor if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Contributors set forth in this Agreement, such that the conditions specified in Sections 7.3(a) or 7.3(b) would not be satisfied at the Closing, except that, if such breach is curable by the Contributors through the exercise of reasonable best efforts, then, for a period of up to ten (10) days after the receipt by the Contributors of notice from the GTCR Investor of such breach, but only as long as the Contributors continue to exercise reasonable best efforts to cure such breach (the “Contributor Cure Period”), such termination shall not be effective, and such termination shall become effective only if such breach is not cured within the Contributor Cure Period, (ii) the Closing has not occurred on or before the Termination Date; provided that upon the Contributors’ request the Termination Date can be extended until August 1, 2012 if all of the closing conditions other than the granting of the FCC Consent set forth in Section 7.1(c) and any conditions that by their terms are to be performed or satisfied at Closing are satisfied as of the Termination Date, (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction (other than as a result of a material breach of this Agreement by the GTCR Investor) or (iv) the Local Marketing Agreement shall have been terminated other as a result of a breach of, or default under, the Local Marketing Agreement by LMA Newco.

9.2            Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall, subject to the last sentence of this Section 9.2, forthwith become void and have no further effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders; provided that, subject to Section 9.3, no such termination shall relieve any party of any Liability for its breach of this Agreement prior to such termination.  Notwithstanding the foregoing, the provisions of this Section 9.2, Section 9.3 and Article 10 shall survive any termination of this Agreement.

9.3            Damages.  Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement, the Liability of the Investors with respect to all breaches of this Agreement prior to such termination shall (a) be limited to any actual damages suffered by the Contributors with respect to such breaches and, for the avoidance of doubt, shall not include any consequential, special, incidental, indirect, punitive or exemplary damages, it being understood that, notwithstanding the foregoing, actual damages shall include the benefit of the bargain lost by the Contributors and any costs of mitigation, and (b) in no event exceed the sum of the Purchase Price plus $60,000,000.  Each of the Contributors and the Investors acknowledges that the limitations set forth in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that without such agreements they would not enter into this Agreement and that without such agreements, they would not enter into this Agreement.

ARTICLE 10
MISCELLANEOUS

10.1            Waiver.  Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or similar governing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement.  The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

10.2            Notices.  All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by telecopy (with respect to this clause (d), solely if receipt is confirmed), addressed as follows:

If to any of the Contributors, addressed to such Contributor:

c/o Emmis Operating Company
One Emmis Plaza
40 Monument Circle
Suite 700
Indianapolis, Indiana 46204
Attn: Scott Enright
Tel: (317) 684-6565
Facsimile: (317) 684-5583

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas

New York, New York 10019-6064
Attn: James M. Dubin and Kelley D. Parker
Tel: (212) 373-3000
Facsimile: (212) 757-3900

with a copy (which shall not constitute notice) to:

Wiley Rein LLP
1776 K Street NW
Washington, DC 20006
Attn: John E. Fiorini, III
Tel: (202) 719-7000
Facsimile: (202) 719-7049

If to the Investors:

GTCR LLC
300 N. LaSalle Street
Suite 5600
Chicago, IL 60654
Attn: Christian McGrath
Tel: (312) 382-2200
Facsimile: (312) 382-2201

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attn:  Edward Sonnenschein
Tel: (212) 906-1200
Facsimile:  (212) 751-4864

and

Latham & Watkins LLP
555 11th St. NW
Suite 1000
Washington, DC 20004
Attn: Eric Bernthal and Nicholas P. Luongo
Tel: (202) 637-2200
Facsimile: (202) 637-2201

or to such other address or addresses as the Parties may from time to time designate in writing.

10.3            Assignment.

(a)   Except as contemplated by Section 10.3(b), no Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties prior to the Closing Date, except that the rights and obligations of the Investors may be assigned prior to the Closing Date, without the consent of the Contributors, to one or more of its Affiliates.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(b)   The Investors consent to the Contributors’ pledging, assigning and granting, for the benefit of the financial institutions identified as agents or lenders under the Credit Agreement a continuing security interest and lien on all of the Contributors’ right, title and interest in and to all rights held by the Contributors and the rights to payment of money owing to the Contributors and all payments received by such Contributors (whether in cash or otherwise), in each case, under this Agreement.

10.4            Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the past, present or future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates agents, attorneys, advisors or representatives of any Party, or of any Affiliate of any of the foregoing, are intended third party beneficiaries of, and shall be entitled to enforce the provisions of Section 10.18.

10.5            Expenses.  Except as provided in Section 6.4 and Section 6.5(c) each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.  No Party may make any offset against amounts due to any other Party pursuant to this Agreement, the Related Documents or otherwise.

10.6            Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement, the transactions contemplated hereby, the negotiation, execution or performance hereof or the inducement of any party to enter into this Agreement and the other documents to be delivered pursuant hereto, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise, shall be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

10.7            Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8            Schedules, Exhibits and Annexes.  The sections of the disclosure letters, the Exhibits and the Annexes referenced herein are a part of this Agreement as if fully set forth herein.  All references herein to articles, sections, clauses, paragraphs, sections of the disclosure letters, Exhibits and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

10.9            Entire Agreement.  This Agreement (together with the Disclosure Letters, Exhibits and Annexes to this Agreement) and the Related Documents constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Subsidiaries or Affiliates relating to the transactions contemplated hereby.  No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement (together with the Disclosure Letters, Exhibits and Annexes to this Agreement) and the Related Documents.

10.10            Amendments.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

10.11            Publicity.  All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of the Parties, which approval shall not be unreasonably withheld by any party, except as, and to the extent that, any such party shall be so obligated by Law or the rules of any stock exchange or the SEC, in which case the other party shall be advised and the parties shall use reasonable best efforts to cause a mutually agreeable release, announcement or other disclosures to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

10.12            Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties to the fullest extent possible.

10.13            Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)   Each of the Contributors and the Investors agrees that any dispute, controversy or claim arising out of or relating to this Agreement or the transaction contemplated thereby shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the Contributors and the Investors by this Agreement irrevocably and unconditionally:

(i)   submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by Law, in such federal court;

(ii)   consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)   agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.2; and

(iv)   agrees that nothing in this Agreement, or any Related Document shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE RELATED DOCUMENTS AND ANY OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14            Remedies.  The Parties agree the Contributors shall not be entitled to specific performance of the terms hereof and that the sole and exclusive remedy of the Contributors prior to the Closing shall be those set forth in and subject to the limitations of Article 9.  The parties agree that if any of the provisions of this Agreement were not performed by the Contributors in accordance with their specific terms or otherwise breached, irreparable damage to the Investors would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the Investors shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

10.15            Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the Contributors and the Investors.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic “pdf” signature shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.16            Time is of the Essence.  With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.17            Confidential Nature of Information.  Each Party agrees that it will keep confidential all documents, materials and other information which it shall have obtained regarding the other Parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith.  Such documents, materials and information shall not be communicated to any third Person (other than to their counsel, accountants or financial advisors and, in the case of the Investors, to their respective counsel, accountants, financial advisors or lenders).  No Party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating and consummating the transactions contemplated hereby.  The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available to such Party from a source other than another Party, (b) is or becomes available to the public other than as a result of disclosure by such Party or its agents, (c) is required to be disclosed under applicable Law (including requirements of the FCC pursuant to the FCC Applications and requirements of Governmental Authorities under Antitrust Law) or judicial process, but only to the extent it must be disclosed, or (d) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

10.18            Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party.  Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any Party or of any Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Investors or the Contributors under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

ARTICLE 11
DEFINITIONS

11.1            Defined Terms.  Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Action” shall mean any claim, demand, action, litigation, suit, audit, judgment, assessment, arbitration, notice of violation or inquiry, or any proceeding, hearing or investigation, by or before any Governmental Authority, arbitrator or mediator.

“Affiliate” shall mean, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Threshold” shall have the meaning set forth in Section 8.5(a)(i).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Antitrust Authorities” shall mean the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission.

“Antitrust Law” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Assets” shall have the meaning set forth in the Contribution Agreement.

“Assumed Contracts” shall have the meaning set forth in the Contribution Agreement.

“Assumed Liabilities” shall have the meaning set forth in the Contribution Agreement.

“Assumption Agreement” shall have the meaning set forth in the Contribution Agreement.

“Balance Sheet” shall have the meaning set forth in Section 3.14.

“Balance Sheet Date” shall have the meaning set forth in Section 3.14.

“Bill of Sale” shall have the meaning set forth in the Contribution Agreement.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Claim Notice” shall have the meaning set forth in Section 8.4(a).

“Class A Unit” shall mean a Class A Unit of the Company, as defined in the Company LLC Agreement.

“Class B Unit” shall mean a Class B Unit of the Company, as defined in the Company LLC Agreement.

“Class C Unit” shall mean a Class C Unit of the Company, as defined in the Company LLC Agreement.

“Class D Unit” shall mean a Class D Unit of the Company, as defined in the Company LLC Agreement.

“Closing” and “Closing Date” shall have the meaning set forth in Article 2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection and Use” shall have the meaning set forth in Section 3.18(c).

“Communications Act” shall mean the Communications Act of 1934, as amended.

“Company” shall have the meaning set forth in the recitals to this Agreement.

“Company LLC Agreement” shall mean the Second Amended & Restated Limited Liability Company Agreement of the Company, in substantially the form attached hereto as Exhibit A, to be entered into among the Company, the Contributors, the Investors and the other parties thereto as of the Closing Date.

“Contracts” shall mean all contracts, agreements, leases, non-governmental licenses, employment agreements, commitments, undertakings, understandings, options, rights and interests, written or oral, including any amendments, extensions, supplements and other modifications thereto.

“Contribution Agreement” shall mean that certain Contribution Agreement dated as of the date hereof, by and among the Company and the Contributors.

“Contributor Cure Period” shall have the meaning set forth in Section 9.1(c).

“Contributor Excluded Representations” shall have the meaning set forth in Section 8.5(a)(ii).

“Contributor Indemnified Parties” shall have the meaning set forth in Section 8.3.

“Contributors” shall have the meaning set forth in the preamble to this Agreement.

“Contributors 401(k) Plan” shall have the meaning set forth in Section 3.17(f).

“Contributors Fundamental Representations” shall have the meaning set forth in Section 8.1.

“Contributors Plans” shall have the meaning set forth in Section 3.17(a).

“Contributors Statute of Limitations Representations” shall have the meaning set forth in Section 8.1.

“Credit Agreement” shall have the meaning set forth in Section 5.5.

“Current Station Employee” shall have the meaning set forth in Section 3.17(c).

“Customer Information” shall have the meaning set forth in Section 3.18(c).

“ECC” shall mean Emmis Communications Corporation, an Indiana corporation.

“ECC Guarantee” shall mean that certain guarantee dated as of the date hereof by ECC, guaranteeing the performance of the obligations of the Contributors under this Agreement in the form attached hereto as Exhibit D.

“Election Notice” shall mean the Election Notice delivered by the Contributors to the GTCR Investor and the Company pursuant to the Contribution Agreement.

“Emmis” shall have the meaning set forth in the preamble to this Agreement.

“Emmis Asset Holder” shall have the meaning set forth in the preamble to this Agreement.

“Emmis License Holder” shall have the meaning set forth in the preamble to this Agreement.

“Emmis Radio 1” shall have the meaning set forth in the preamble to this Agreement.

“Emmis Radio 2” shall have the meaning set forth in the preamble to this Agreement.

“Empire State Lease 1” shall mean that certain Amended and Restated Agreement of Lease and License between Emmis Radio Corporation (n/k/a Emmis Radio) and Empire State Building Company, L.L.C. dated November 7, 2003.

“Empire State Lease 2” shall mean that certain Lease and License Agreement between Emmis Radio, LLC and Empire State Building Company, L.L.C. dated June 30, 1992, as amended by a License to Purchase, Installation and Maintenance of a New Master FM Antenna dated June 30, 1992, a Second Modification of Lease and License dated as of June 5, 1998 and a Third License Modification and Extension Agreement dated April 2006.

“Environmental Laws” shall have the meaning set forth in Section 3.10.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” shall mean the Securities Act of 1934, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder (or under any successor statute).

“Expenses” shall mean any and all out-of-pocket expenses incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FAA” shall have the meaning set forth in Section 3.5(c).

“FCC” shall have the meaning set forth in the recitals to this Agreement.

“FCC Applications” shall mean the application or applications that the Contributors, the Investors and the Company must file with the FCC requesting its consent to the assignment of the FCC Licenses from the Emmis License Holder to the Company.

“FCC Consents” shall mean the action or actions by the FCC granting or approving the FCC Applications.

“FCC Licenses” shall mean all licenses, permits and other authorizations or approvals issued to the Contributors by, or pending before, the FCC relating to the Stations in accordance with the Communications Act and all FCC Rules and Policies, including those licenses, permits and other authorizations and approvals, and any assignable pending applications with respect to the Stations, including those listed on Section 3.5 of the Contributors’ Disclosure Letter attached hereto, together with renewals, modifications or extensions thereof between the date hereof and the Closing Date.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any (i) government or any governmental, regulatory or administrative body thereof, or political subdivision thereof, whether federal, state, provincial, municipal, local or foreign, (ii) governmental agency, instrumentality, commission, department, board, bureau or any authority thereof, (iii) multinational or supra national entity, body or authority or (iv) court or tribunal.

“GTCR Guarantee” shall mean that certain guarantee dated as of the date hereof by GTCR Fund X/B LP, a Delaware limited partnership, guaranteeing the performance of the obligations of the GTCR Investor under this Agreement.

“GTCR Investor” shall have the meaning set forth in the preamble to this Agreement.

“Hazardous Substances” shall have the meaning set forth in Section 3.10.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hudson Lease” shall mean that certain lease by and between New York City District Council of Carpenters Pension Fund and Emmis Radio, dated as of February 23, 1996, as amended August 1, 1997.

“Indebtedness” shall mean, without duplication and with respect to a Person, (i) all liabilities of such Person for borrowed money; (ii) all liabilities of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all reimbursement obligations of such Person under letters of credit to the extent such letters of credit have been drawn upon; (iv) any obligation of such Person for the deferred purchase price of property or services already delivered or performed, including all earnout and similar contingent payment obligations; (v) all purchase price indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (vi) any fees, penalties, premiums or accrued and unpaid interest, or other expenses with respect to the foregoing, including prepayment penalties and consent fees; and (vii) all obligations of such Person for guarantees of another Person in respect of liabilities of the type set forth in clauses (i) through (vi) determined for purposes of clauses (i) through (vi), on a consolidated basis in accordance with GAAP, consistently applied.

“Indemnification Cap” shall have the meaning set forth in Section 8.5(a)(i).

“Indemnified Party” shall mean the Person or Persons entitled to indemnification pursuant to the provisions of Sections 8.2, 10.3 or 8.3, as the case may be.

“Indemnifying Party” shall mean the Person or Persons having the obligation to indemnify another Person or Persons pursuant to the provisions of Sections 8.2 or 8.3, as the case may be.

“Intellectual Property” shall mean all worldwide intellectual property rights and embodiments thereof, including (i) copyrights and copyrightable works, whether registered or unregistered, and pending applications to register the same, including all forms of software, firmware and any other types of works of authorship; (ii) patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) or improvements thereto; (iii) confidential and proprietary ideas, trade secrets, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans, marketing materials and plans, advertiser lists, sales lists, sponsor lists, or other confidential or proprietary information; and (iv) trademarks, service marks, trade names, Internet domain names, call letters, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing, all in whatever form or media.

“Investor Excluded Representations” shall have the meaning set forth in Section 8.5(a)(i).

“Investor Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Investors” shall have the meaning set forth in the preamble to this Agreement.

“Investors Cure Period” shall have the meaning set forth in Section 9.1(b).

“Investors Fundamental Representations” shall have the meaning set forth in Section 8.1.

“Knowledge” shall mean, in the case of the Contributors, the actual knowledge of Jeff Smulyan, Rick Cummings, Pat Walsh, Ryan Hornaday, Scott Enright, Paul Brenner, Marv Nyren, Alexandra Cameron and Cliff Mazzone, in each case, after due inquiry.

“Law” shall mean any law (including common law), statute, ordinance, rule, regulation, directive, requirement, treaty, or Governmental Order, in each case, of any Governmental Authority.

“Liabilities” shall mean any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of any Person or is disclosed in the Contributors’ Disclosure Letter or the Investors’ Disclosure Letter.

“Leased Real Property” shall have the meaning set forth in the Contribution Agreement.

“Liens” shall mean mortgages, deeds of trust, liens, security interests, pledges, collateral assignments, condition sales agreements, leases, encumbrances, claims or other defects of title.

“LMA Newco” shall mean “Programmer” under the Local Marketing Agreement.

“LMA Newco Interests” shall have the meaning set forth in Section 6.7.

“Local Marketing Agreement” shall mean that certain Local Marketing Agreement, dated as of the date hereof, by and among the Emmis Asset Holder, the Emmis License Holder and LMA Newco.

“LMA Effective Date” shall have the meaning set forth in the Local Marketing Agreement.

“Losses” shall mean any and all losses, costs, obligations, Liabilities, settlement payments, awards, judgments, Taxes, fines, penalties, damages, diminution in value, consequential damages, deficiencies or other charges, other than Expenses, and with respect to any Losses for which the Investor Indemnified Parties may seek indemnification pursuant hereto, shall include any Loss or diminution in value of the Units acquired pursuant hereto and may take into account any Losses of the Company or any of its Subsidiaries.

“Material Adverse Effect” shall mean any change, event, circumstance, occurrence or development that, individually or in the aggregate with all other such changes, events, circumstances, occurrences or developments, has had, or would reasonably be expected to have, a material adverse effect on or change in (A) (i) the Assets, the FCC Licenses or the Tower

Leases and the property leased thereunder or the Rights of Access, or (ii) the business or results of operations of the Specified Stations, taken as a whole, in the case of (i) and (ii) following the consummation of the transactions contemplated by the Contribution Agreement, or (B) the ability of the Contributors to consummate the transactions contemplated by, and discharge their obligations under, this Agreement and the Related Documents; provided, however, that the term “Material Adverse Effect” does not, and shall not be deemed to, include any of the following: (i) changes or effects that generally affect the industry or industries in which the business of the Stations operate; (ii) changes in securities markets, interest rates or general economic, regulatory or political conditions, including acts of terrorism or the commencement or escalation of any war, whether declared or undeclared, or other hostilities (excluding in the case of clauses (i) and (ii) any changes that have a substantially disproportionate impact on the Stations or the business of the Stations, relative to other businesses, generally, which businesses operate in the same industries or geographies as the Stations); (iii) changes in laws or interpretations thereof by any Governmental Authority or changes in GAAP or other applicable accounting regulations and principles or the interpretation thereof; (iv) failure to take actions prohibited by this Agreement; or (v) any actions taken by, or at the explicit direction of, an Investor or its Affiliates after the date hereof and on or prior to the Closing Date that relate to, or affect, the business of the Company or the Company Subsidiaries, including such actions taken under the authority of the Local Marketing Agreement.

“Material Contract” shall have the meaning set forth in Section 3.7(a).

“Merchandise Mart Lease” shall mean that certain lease dated as of April 7, 2000 by and between Merchandise Mart, LLC and Emmis Radio, as amended on April 25, 2001, September 4, 2001 and March 15, 2005.

“Multiemployer Plan” shall have the meaning set forth in Section 3.17(c).

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Ordinary Course of Business” shall mean an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person and is consistent with the past practices of such Person.

“Organizational Documents” shall mean, with respect to a Person, the articles of incorporation, articles of organization, certificate of organization or similar organizational documents, including any certificate of designation for any capital stock, as amended to date, and the bylaws, operating agreement and other similar organizational documents, as amended to date, of an entity.

“Party” or “Parties” shall have the meaning set forth in the preamble.

“Per-Claim Threshold Amount” shall have the meaning set forth in Section 8.5(a)(i).

“Permit” shall have the meaning set forth in the Contribution Agreement.

“Permitted Liens” shall mean Liens set forth on Section 11.1 (“Permitted Liens”) of the Contributors’ Disclosure Letter.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Professional Services Agreement” shall mean that certain Professional Services Agreement to be entered into on the Closing Date, by and between the Company and GTCR Management X LP, in the form attached hereto as Exhibit B.

“Purchase Price” shall have the meaning set forth in Section 1.2.

“Real Estate Leases” shall have the meaning set forth in Section 3.6(a).

“Registration Agreement” shall mean that certain Registration Rights Agreement, to be entered into on the Closing Date, by and among the Company, the Investors and Emmis in the form attached as Exhibit 7.2(d)(iv) to the Contribution Agreement.

“Related Documents” shall mean the Bill of Sale, the Assumption Agreement, the Transition and Shared Services Agreement, the Local Marketing Agreement, the Company LLC Agreement, the Registration Agreement, the Professional Services Agreement, the Contribution Agreement, the Senior Secured Note, the ECC Guarantee, the GTCR Guarantee, the Restructuring and Contribution Agreement, the Acknowledgment and Agreement Regarding Collateral Assignment and any other written agreement executed on or after the date hereof by the Contributors, the Investors, the Company and/or any of their respective Affiliates, as applicable, in connection with the transactions provided for in this Agreement and the Closing hereunder.

“Represented Employee” shall have the meaning set forth in Section 3.17(c).

“Restructuring and Contribution Agreement” shall have the meaning set forth in the Contribution Agreement.

“Rights of Access” means the rights of access described in Section 6.4 of the Contribution Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission from time to time thereunder (or under any successor statute).

“SEC” shall mean the United States Securities and Exchange Commission.

“Sellers” shall have the meaning set forth in the recitals to this Agreement.

“Senior Secured Note” shall mean that certain senior secured note by and among the Company as payor and GTCR Investor or an Affiliate thereof as payee in the form attached hereto as Exhibit E.

“Shared Contracts” shall have the meaning set forth in the Contribution Agreement.

“Social Media Accounts” shall mean accounts with social media websites, including Facebook, Twitter, MySpace and YouTube, and content posted by the holder of such accounts thereon.

“Specified Stations” shall have the meaning set forth in Section 11.1 (“Specified Stations”) of the Contributors’ Disclosure Letter.

“Station” shall have the meaning set forth in the recitals to this Agreement.

“Station Employee” shall have the meaning set forth in Section 3.17(a).

“Station Intellectual Property” shall have the meaning set forth in the Contribution Agreement.

“Subsidiary” shall mean, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Survival Expiration Date” shall have the meaning set forth in Section 8.1.

“Tax” shall mean all federal, state, local and foreign taxes, including income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties, in each case including any obligation to indemnify or otherwise assume or succeed to the Liability of any Person for any of the foregoing.

“Tax Return” shall mean any return, filing, report, declaration, questionnaire or other document filed or required to be filed for any period with any Governmental Authority in connection with any Taxes (whether or not payment is required to be made with respect to such document).

“Termination Date” shall mean May 30, 2012.

“Third-Party Claim” shall have the meaning set forth in Section 8.4(b).

“Tower Leases” shall mean the Empire State Lease 2, WKQX Hancock Lease and the WLUP Hancock Lease.

“Trademarks” shall mean United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, moral rights, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing, and all goodwill of the business of the Stations associated therewith.

“Transfer Taxes” shall mean all transfer, sales, use, documentary and stamp Taxes, and all conveyance fees and recording charges, and all other similar Taxes, fees and charges, incurred in connection with the purchase and sale of Units pursuant to this Agreement.

“Transition Services Agreement” shall mean that certain Transition and Shared Services Agreement to be entered into by and between the Company and the Emmis Asset Holder in the form attached hereto as Exhibit C.

“Units” shall mean the authorized equity securities of the Company, constituting the Class A Units, Class B Units, Class C Units and Class D Units.

“West Orange Lease” shall mean that certain lease by and between Mountaintop Communications, L.L.C. and ECC, dated as of June 15, 2000.

“WKQX Hancock Lease” shall mean that certain FM Broadcast Lease and License Agreement, dated October 1, 1999 by and between W2007 Golub JHC Realty, LLC (successor to Michigan Avenue Venture, LLC) and Emmis, as amended on October 1, 2009 on behalf of WKQX-FM.

“WLUP Hancock Lease” shall mean that certain FM Broadcast Lease and License Agreement, dated October 1, 1999 by and between W2007 Golub JHC Realty, LLC (successor to Michigan Avenue Venture, LLC) and Emmis, as amended on October 1, 2009 on behalf of WLUP-FM.

11.2            Construction.

(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the disclosure letters and Annexes hereto; (iv) the terms “Article,” “Exhibit,” “Section”, “paragraph,” “clause” and “Annex” refer to the specified Article, Exhibit, Section, paragraph, clause or Annex of this Agreement; (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)   References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)   References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)   References to “$” shall mean U.S. dollars.

(h)   Provisions shall apply, when appropriate, to successive events and transactions.

(i)   A reference to any Person includes such Person’s successors and permitted assigns.

(j)   When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Purchase Agreement to be duly executed as of the date first written above.

The Contributors:

EMMIS OPERATING COMPANY

By:	/s/ J. Scott Enright
Name: J. Scott Enright
Title: Executive Vice President

EMMIS RADIO HOLDING CORPORATION

By:	/s/ J. Scott Enright
Name: J. Scott Enright
Title: Executive Vice President

EMMIS RADIO HOLDING II CORPORATION

By:	/s/ J. Scott Enright
Name: J. Scott Enright
Title: Executive Vice President

EMMIS RADIO, LLC By: Emmis Operating Company, its manager

By:	/s/ J. Scott Enright
Name: J. Scott Enright
Title: Executive Vice President

EMMIS RADIO LICENSE, LLC By: Emmis Operating Company, its manager

By:	/s/ J. Scott Enright
Name: J. Scott Enright
Title: Executive Vice President

[Signature Page to Purchase Agreement]

The Investors:

GTCR MERLIN HOLDINGS, LLC

By:	/s/ Philip A. Canfield
Name: Philip A. Canfield
Title: Vice President

/s/ Benjamin L. Homel
Name: Benjamin L. Homel

[Signature Page to Purchase Agreement]

Annex A to Purchase Agreement

FUNDING LEVEL #1
Party	Total
GTCR	$50,000,000
Total	$50,000,000

FUNDING LEVEL #2
Party	Total
GTCR	$52,500,000
Total	$52,500,000

FUNDING LEVEL #3
Party	Total
GTCR	$55,000,000
Total	$55,000,000

FUNDING LEVEL #4
Party	Total
GTCR	$57,500,000
Total	$57,500,000

FUNDING LEVEL #5
Party	Total
GTCR	$60,000,000
Total	$60,000,000

FUNDING LEVEL #6
Party	Total
GTCR	62,500,000
Total	62,500,000

FUNDING LEVEL #7
Party	Total
GTCR	$65,000,000
Total	$65,000,000

FUNDING LEVEL #8
Party	Total
GTCR	$67,500,000
Total	$67,500,000

FUNDING LEVEL #9
Party	Total
GTCR	$70,000,000
Total	$70,000,000